Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

iPic Theaters, LLC, a Delaware limited liability company

as Purchaser,

and

iPic-Gold Class Entertainment, LLC, a Delaware limited liability company, iPic Gold Class Holdings LLC, a Delaware limited liability company, iPic Media LLC, a Florida limited liability company, Delray Beach Holdings, LLC, a Florida limited liability company, and iPic Texas, LLC, a Texas limited liability company, as Sellers

i

	5.10	Employees and Employee Benefits	22
	5.11	Taxes	24
	5.12	Intellectual Property	25
	5.13	Privacy and Cybersecurity	25
	5.14	Personal Property	26
	5.15	Insurance	26
	5.16	Goodwill and Prepaid Tickets	26
	5.17	Compliance with Laws	26
	5.18	Broker’s or Finder’s Fees	27
	5.19	Bankruptcy Notices	27

6.	Purchaser’s Representations and Warranties.		27

	6.1	Organization	27
	6.2	Validity and Enforceability	27
	6.3	No Conflict; Consents	27
	6.4	Financial Resources	28
	6.5	Broker’s or Finder’s Fees	28

7.	“AS IS” Transaction		28

8.	Covenants		28

	8.1	Liquor License Approvals	28
	8.2	Access to Premises	29
	8.3	Adequate Assurance Regarding Purchased Contracts	29
	8.4	Personally Identifiable Information	29
	8.5	Bulk Sales Laws	29

9.	Bankruptcy Court Actions		29

10.	Reasonable Efforts		31

11.	Conduct Pending Closing		31

12.	[Reserved.]		32

13.	Employee Matters		32

14.	Termination		34

	14.1	Termination by Mutual Consent	34
	14.2	Termination by Either Purchaser or Sellers	34
	14.3	Termination by Sellers	35
	14.4	Termination by Purchaser	35
	14.5	Effect of Termination	36
	14.6	Notification of Certain Events	37
	14.7	[Reserved.]	37
	14.8

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15.	Post-Closing Matters		37

	15.1	Further Conveyances and Assumptions	37
	15.2	Reasonable Access to Records and Certain Personnel	38

16.	Miscellaneous		38

	16.1	Attorneys’ Fees	38
	16.2	Notices	38
	16.3	Entire Agreement	39
	16.4	Modification	39
	16.5	Severability	40
	16.6	Captions	40
	16.7	Waiver	40
	16.8	Payment of Fees and Expenses	40
	16.9	Survival	40
	16.10	Assignments	40
	16.11	Binding Effect	40
	16.12	Applicable Law	41
	16.13	Construction	41
	16.14	Consent to Jurisdiction	41
	16.15	Counterparts	41
	16.16	Non-Recourse	41
	16.17	Time is of the Essence	42
	16.18	Interpretation and Rules of Construction	42
	16.19	Third Party Beneficiaries	42
	16.20	Specific Performance	43
	16.21	Expiration of Representations and Warranties	43

17.	Definitions		43

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of October 28, 2019 (the “Effective Date”) by and among iPic-Gold Class Entertainment, LLC, a Delaware limited liability company, iPic Gold Class Holdings LLC, a Delaware limited liability company, iPic Media LLC, a Florida limited liability company, Delray Beach Holdings, LLC, a Florida limited liability company, and iPic Texas, LLC, a Texas limited liability company (each of the foregoing a “Seller” and collectively, the “Sellers”), iPic Theaters, LLC, a Delaware limited liability company (the “Purchaser”). Sellers and Purchaser are sometimes collectively referred to as the “Parties.”

RECITALS

The Parties hereby acknowledge that:

A.       Sellers are engaged in the business of operating high-end movie theaters and restaurants, including at 16 locations in nine states in the United States and have executed leases for an additional nine sites in California, Georgia, Virginia, Washington, Connecticut, New York, Texas and Florida (such movie theaters and restaurants, including those located in such states, collectively, the “Theaters”, each individually a “Theater” and such business, the “Business”).

B.       On August 5, 2019, each of the Sellers filed voluntary petitions for relief initiating bankruptcy cases (the “Chapter 11 Cases”) under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

C.       On the terms and conditions of this Agreement, and pursuant to sections 105, 363 and 365 of the Bankruptcy Code, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, certain of the assets and properties of Sellers relating to the Business, and the assumption and assignment of certain executory contracts and unexpired leases pursuant to the terms hereof, all in the manner and subject to the terms and conditions set forth herein and in accordance with sections 105, 363 and 365 of the Bankruptcy Code (such transactions, the “Contemplated Transactions”).

D.       The Bankruptcy Court has entered that certain Final Order: (A) Authorizing Debtors in Possession to (I) Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 362, 363, and 364, (II) Grant Liens and Superpriority Claims to Postpetition Lenders Pursuant to 11 U.S.C. §§ 364; (III) Use Cash Collateral, and (IV) Provide Adequate Protection to Prepetition Credit Parties, and (B) Modifying Automatic Stay Pursuant to 11 U.S.C. §§ 361, 362, 363, and 364 (Docket No. 322) in the Chapter 11 Cases ( the “DIP Order”). Purchaser is an affiliate of the Pre-Petition Credit Parties and the DIP Lender, formed for the purpose of taking title to the Purchased Assets pursuant to this Agreement.

AGREEMENT

In consideration of their respective covenants set forth herein, the Parties agree as follows:

1.	Transfer of Assets.

1.1	Purchase and Sale of Assets. On the Closing Date and on the terms and conditions hereinafter set forth in this Agreement and pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order, each Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, accept and receive from Sellers, free and clear of all Adverse Interests as and to the extent provided in the Sale Order, all of each Seller’s respective right, title and interest, as of the Closing Date, in and to the following assets and properties, including as set forth in the Schedules referenced herein, other than any Excluded Assets (such assets and properties described below, other than the Excluded Assets, are collectively referred to herein as the “Purchased Assets”):

(a)	all Furniture and Equipment of Sellers, excluding certain consigned artwork identified on Schedule 1.1(a);

(b)	all Inventory located at (or in transit to) any of the Theaters as of the Closing Date, other than alcoholic beverage inventories in the jurisdictions set forth in Schedule 1.1(b) where the Law does not permit Purchaser to take title to such inventories or does not permit purchaser to take title to such inventories until Purchaser obtains the requisite Liquor License Approvals from the relevant Governmental Body; provided, however, Sellers shall transfer, assign, convey and deliver to Purchaser such alcoholic beverage inventories in each instance upon issuance of the relevant Liquor License Approval or other authorization from the relevant Governmental Body (whichever occurs first), and all rights of Sellers to take delivery of any Inventory ordered by Sellers before the Closing for delivery to any of the Acquired Theaters, which Inventory has not been delivered as of the Closing Date;

(c)	all Cash on Premises;

(d)	all Large Party Deposits relating to the Acquired Theatres;

(e)	all Intangible Property Assets, including the items identified on Schedule 1.1(e) hereto;

(f)	any interest of Sellers under the Theater Leases, the Other Contracts of Sellers and any Previously Omitted Contracts with respect to which an Order has been entered by the Bankruptcy Court authorizing the assumption and assignment of such Previously Omitted Contract (collectively, the “Purchased Contracts”), including, without limitation, credits, deposits, prepaid amounts, advance payments, security deposits and refunds of Sellers with respect to the Purchased Contracts as of the Closing Date, each to the extent described in Schedule 1.1(f);

(g)	to the extent transferable and assignable, at Purchaser’s election, all of the Sellers’ interest in those Business Permits and all Liquor Licenses held by Sellers relating to the Acquired Theaters including those described on Schedule 1.1(g)(i) hereto, in each case to the extent transferable, other than alcohol Business Permits (including Liquor Licenses) in jurisdictions set forth in Schedule 1.1(g)(ii) where the law does not permit Purchaser to take title to such Business Permits until it obtains the requisite approvals from the pertinent Governmental Body; provided that upon Purchaser’s request, Sellers shall enter into one or more counterparts of the Management Agreement with respect to such Acquired Theaters as Purchaser may designate allowing for the use of Sellers’ Liquor Licenses on an interim basis in order to allow Purchaser the opportunity to obtain its own liquor licenses. Sellers shall transfer, assign convey and deliver to Purchaser such Business Permits in each instance only upon issuance of the requisite approvals from the relevant Governmental Body (collectively, the “Business Permits”);

(h)	Claims with respect to or in connection with any Purchased Contract or Purchased Asset (other than Avoidance Actions and the AMC Claims), and all guarantees, rights of indemnity, warranty rights and other recovery rights, including rights to insurance proceeds, in each case, in connection with a Purchased Contract or Purchased Asset (other than Avoidance Actions and the AMC Claims) and possessed by the Sellers as of Closing;

(i)	all accounts receivable (whether current or non-current) of the Business attributable to the operation of the Acquired Theaters as of the Closing even if such accounts receivable become due and payable after the Closing and all causes of action specifically pertaining to the collection of the foregoing (collectively, the “Receivables”);

(j)	all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Asset or Assumed Liability;

(k)	all potential development or new business opportunities of the Business (including potential development or acquisition of new locations), and all rights with respect thereto (including letters of intent and indications of interest, whether or not binding), to the extent set forth on Schedule 1.1(k) (collectively, the “Development Opportunities”);

(l)	all property and casualty insurance proceeds received or receivable in connection with the damage or complete destruction of any of the Purchased Assets that would have been included in the Purchased Assets but for such damage or complete destruction, in each case, net of any deductible, increase in insurance premium and/or the cost of repair or replacement and related administrative costs;

(m)	any premium refunds (including, without limitation, for any prepaid premiums) of the Sellers arising from their insurance policies on account of reduction in workforce, liability coverage, and the like;

(n)	all rights and claims to deposits (including, without limitation, any cash collateral for any obligation of Sellers and utility deposits and all postpetition deposits made by Sellers), credits, prepaid amounts, refunds, reimbursements, vendor and other rebates, set-offs and similar rights and claims of Sellers, including, without limitation, any of the foregoing relating to any Contract other than the Purchased Contracts; and

(o)	all originals and copies of the books and records of the Purchased Assets, subject to Section 1.1(f).

1.2	Excluded Assets. The Purchased Assets shall include only those assets and interests specifically listed in Section 1.1 above and shall in all events exclude all right, title or interest of Sellers in or to any of the following (collectively, the “Excluded Assets”):

(a)	all cash and cash equivalents of Sellers, other than Cash on Premises

(b)	any bank accounts of Sellers;

(c)	the Purchase Price and Sellers’ rights thereto under this Agreement, subject to the offset provisions set forth in Section 2.1 of this Agreement with respect to the Purchase Price of Unencumbered Property;

(d)	any Excluded Contracts;

(e)	any Claims including the AMC Claims, other than those Claims with respect to or in connection with any Purchased Contract or Purchased Asset;

(f)	(I) a copy of any books and records relating to any pre-Closing period, including, without limitation, (i) Tax Returns, financial statements, and corporate or other Entity filings, (ii) minute books, stock ledgers, and stock certificates of any Subsidiaries of Sellers, and (II) all originals and copies of documents relating to proposals to acquire the Business by Persons other than Purchaser;

(g)	all securities, whether capital stock or debt, and other ownership interests issued by any of the Sellers;

(h)	all assets of any Section 401(k) or other Seller benefit plan (including any Company Benefit Plan);

(i)	any item expressly excluded pursuant to the provisions of Section 1.1 above;

(j)	all intercompany claims by any Seller against any other Seller or any Subsidiary or other Affiliate of any Seller;

(k)	all Avoidance Actions;

(l)	Tax credits, prepayments and refunds but only to the extent attributable to Excluded Taxes; and

(m)	personnel and employment records for current or former employees and individual independent contractors of the Business, except as provided for in Section 13.9.

1.3	Executory Contracts.

(a)	All Theater Leases listed in Part A of Schedule 1.1(f) shall be assumed by Sellers and assigned to Purchaser at the Closing pursuant to and in accordance with the Procedures Order. All Theater Leases listed in Part B of Schedule 1.1(f) shall, if not rejected by Purchaser pursuant to Section 1.3(b), be assumed by Sellers and assigned to Purchaser at the Closing pursuant to and in accordance with the Procedures Order. Any Contract of any Seller that is designated as an Excluded Contract may be assumed or rejected by Sellers in Sellers’ sole discretion and shall be deemed an Excluded Asset.

(b)	Sellers agree that at any time prior to Closing, Purchaser may by written notice to Sellers elect to reject and exclude from the Contemplated Transaction any Theater Lease listed in Part B of Schedule 1.1(f), or any Other Contract related to any such Theater Lease, notwithstanding the designation of such Theater Lease or Other Contract as a Purchased Contract herein; provided that Purchaser shall not, as a result of such action, be entitled to any reduction of the Purchase Price. Upon delivery of such notice, any such Theater Lease or Other Contract specified by Purchaser shall no longer be a Purchased Contract and shall for all purposes become an Excluded Contract under this Agreement. At Purchaser’s request, and at Purchaser’s sole cost and expense, but in no event after thirty (30) days after the Closing Date, Sellers shall reasonably cooperate with Purchaser as reasonably requested (i) to allow Purchaser to enter into any amendments of any Purchased Contracts (including Designated Contracts) upon assumption of such Contract by Purchaser (and Sellers shall reasonably cooperate with Purchaser, to the extent reasonably requested by Purchaser, in negotiations with the counterparties thereof), and (ii) to otherwise amend any Purchased Contracts (including Designated Contracts) to the extent such amendments would not adversely affect any Seller or otherwise create any liability to any Seller; provided that Sellers shall not be required to enter into any such amendment if such amendment would result in (i) an assumption by any Seller of such Purchased Contract unless such Contract will be contemporaneously assigned to Purchaser at the time of such assumption by any Seller.

(c)	Sellers shall use their respective reasonable efforts to obtain one or more Orders of the Bankruptcy Court, which Order(s) shall be in form and substance consistent with the applicable provisions of the Sale Order, and shall reflect the terms and conditions set forth herein, with respect to the sale, assumption, and assignment by Sellers to Purchaser of all Purchased Contracts. All Cure Costs shall be borne and paid by Purchaser. Sellers shall use their reasonable efforts to resolve or adjudicate any pending objections or disputes asserted by contract counterparties to the amount of the Cure Costs and shall use their reasonable efforts to assist the Purchaser in resolving or adjudicating any pending objections or disputes asserted by contract counterparties to adequate assurance objections.

(d)	If requested by Purchaser on or before the earlier of (a) one-hundred eighty (180) days after the Closing, (b) the dismissal of the Chapter 11 Cases; (c) the conversion of the Chapter 11 Cases to chapter 7; or (d) the effective date of any plan of reorganization or liquidation, Sellers shall file a motion with the Bankruptcy Court on regular notice seeking to assume and assign any Designated Contract to Purchaser.

2.	Consideration.

2.1	Purchase Price. In consideration of the transfer of the Purchased Assets to Purchaser and the other undertakings set forth herein, the purchase price payable by Purchaser (the “Purchase Price”), shall be comprised of the following:

(a)	Credit Amount. Upon consummation of the Closing, Sellers will receive an offsetting credit against the balances due under the DIP Facility and the Pre-Petition Credit Facility in an aggregate amount equal to $56,000,000.00 (the “Credit Amount”); and

(b)	Committee Settlement. Upon consummation of the Closing, the sum of $950,000 to satisfy certain of the obligations of Purchaser’s affiliates, the Employees’ Retirement System of Alabama and the Teachers’ Retirement Systems of Alabama, under the settlement arrangement with the Official Committee of Unsecured Creditors and Sellers (the “Settlement Payments”). The net amount payable under this subsection (b) shall be payable in immediately available, good funds of the United States of America (funds delivered in this manner are referred to herein as “Good Funds”) on the Closing Date; and

(c)	Transaction Fees. Upon consummation of the Closing, but without duplication of the amounts set forth in subsection (b) above, an amount in cash equal to all transaction fees payable by Sellers to PJ Solomon Securities LLC (the “PJS Fee”) and Houlihan Lokey Capital, Inc. (the “HL Fee”) with respect to the Contemplated Transaction, said amount to be paid in Good Funds.

2.2	[Reserved.]

2.3	Assumed Liabilities. As additional consideration for the transfer of the Purchased Assets to Purchaser over and above the Purchase Price, effective as of the Closing Date, Purchaser shall assume the following Liabilities of Sellers related to the Purchased Assets or the Acquired Theaters (collectively, the “Assumed Liabilities”):

(a)	any obligation of Sellers to honor unexpired Gift Certificates that (i) remain outstanding as of the Closing Date, whether or not such Gift Certificates were issued prior to or after the Petition Date, and (ii) are presented for redemption of goods or services in person by a customer at an Acquired Theater in the ordinary course of business. Under no circumstance shall Purchaser have any obligation to redeem any Gift Certificate for cash. A historical summary of the Seller’s liabilities relating to Gift Certificates is listed on Schedule 2.3(a).

(b)	Liabilities arising out of the ownership or operation of the Purchased Assets after the Closing Date;

(c)	all Liabilities of Sellers under any Large Party Reservation relating to any Acquired Theater made with the payment of a Large Party Deposit at any time before the Closing Date and scheduled to be honored after the Closing Date;

(d)	all Liabilities of Sellers as of the Closing Date under Sellers’ customer membership/loyalty programs described in Schedule 2.3(d) hereto, to the extent that such Liabilities arise from the actual exercise by a customer, in person at an Acquired Theater, of any rights having accrued to such customer under such programs;

(e)	all environmental Liabilities arising from and after the Closing Date under federal, state and local law relating to or arising out of or in connection with the Purchased Assets or the Acquired Theaters;

(f)	accrued vacation, sick pay, and other paid time off of the Transferred Employees, as such amounts may change (increase or decrease) in the ordinary course of business pending the Closing Date;

(g)	all obligations to customers of Sellers for refunds, rebates, returns, discounts and the like incurred in the ordinary course of the Business of the Acquired Theaters prior to the Petition Date;

(h)	postpetition trade payables of Sellers that come due after the Closing, but only to the extent that (i) the same were incurred by Sellers in the ordinary course of business no more than forty-five (45) days prior to Closing, and (ii) the same cannot be paid from proceeds of the DIP Facility prior to Closing, and

(i)	Liabilities with respect to the Transferred Employees relating to employment, termination of employment or employment practices or workers’ compensation insurance, in each case, solely to the extent arising out of or relating to the period after the Closing Date.

2.4	Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, other than the Assumed Liabilities, Purchaser shall not be obligated to assume or to perform or discharge any Liability of Sellers (such Liabilities not assumed by Purchaser, the “Excluded Liabilities”), which Excluded Liabilities for the avoidance of doubt shall include the following:

(a)	Bankruptcy Claims against or Liabilities of Sellers arising prior to the Closing except to the extent specifically included as Assumed Liabilities;

(b)	Bankruptcy Claims against Sellers arising under section 503(b)(9) of the Bankruptcy Code;

(c)	Bankruptcy Claims against or Liabilities of Sellers arising prior to the Closing under the Perishable Agricultural Commodities Act, 7 U.S.C. §499a et seq., the Packers and Stockyards Act, 7 U.S.C. § 181 et seq., or their state law correlates;

(d)	Excluded Taxes;

(e)	all environmental Liabilities arising prior to the Closing Date under federal, state or local law relating to or arising out of or in connection with the Purchased Assets or the Acquired Theaters;

(f)	all Liabilities of Sellers arising from or relating to any litigation against any Seller or any of their respective Affiliates, or arising from or related to the Purchased Assets or the Assumed Liabilities, pending or threatened or with respect to facts or circumstances existing as of or prior to the Closing;

(g)	all Liabilities of Sellers arising from or related to the operation or condition of the Purchased Assets or the Assumed Liabilities prior to the Closing or arising from or relating to the operation of the Business prior to the Closing;

(h)	all Liabilities arising from or relating to any asset of any Seller or any of their respective Affiliates, whether arising prior to or after the Closing (other than post-Closing Liabilities related to Purchased Assets);

(i)	all Liabilities which Purchaser could become liable for as a result of or in connection with any “de facto merger” or “successor-in-interest” theories of liability, but only to the extent incurred by Sellers on or prior to the Closing;

(j)	any liabilities or obligations relating to or arising out of the Excluded Assets;

(k)	all Bankruptcy Claims and Liabilities of Sellers in respect of Indebtedness, including the DIP Financing and the Credit Facility (except to the extent of any Cure Costs under any Purchased Contracts);

(l)	all Liabilities of Sellers relating to legal services, accounting services, financial advisory services, investment banking services or any other institutional professional services (“Professional Services”) performed in connection with this Agreement and any of the transactions contemplated hereby, and any claims for such Professional Services, whether arising before or after the Petition Date;

(m)	all Liabilities arising out of or relating to the Company Benefit Plans or any other Seller benefit plan, and all Liabilities relating to accrued payroll, vacation, sick leave, and other compensated time off, in each case, including all administrative functions;

(n)	all Liabilities involving current or former employees, directors and individual independent contractors of the Business, including with respect to any wages, bonuses, commissions, independent contractor or agent payments, payroll, workers’ compensation, unemployment benefits, severance, change of control bonuses, success bonuses, stay or retention obligations (including under the Sellers’ key employee incentive and retention plans), or any other similar payments (including administrative functions), in each case, except to the extent included in the Assumed Liabilities; and

(o)	all other Liabilities of Sellers that are not expressly included in the Assumed Liabilities.

2.5	Payment of Cure Costs. Notwithstanding anything herein to the contrary, all Cure Costs shall be the responsibility of the Purchaser.

2.6	Utilities Transition. Before the Closing Date, Sellers and Purchaser shall make mutually satisfactory arrangements with respect to the transition of gas, water, electricity and other utilities at the Acquired Theaters (the “Utilities”); provided, however, that to the extent any postpetition claims for Utilities services that come due after the Closing, such claims shall be the responsibility of the Purchaser.

2.7	Transitional Matters. From and after the Closing, Sellers shall retain full right and authority to use, enforce, pursue remedies and take actions with respect to any of the Excluded Assets.

(a)	From and after the Closing, Purchaser will retain and make available to Sellers or any trustee or other bankruptcy estate representative and their respective representatives acting on behalf of Sellers’ estates, during normal business hours and upon reasonable advance written notice to Purchaser and for a period of three (3) years following the Closing Date, the documents delivered by Sellers to Purchaser, if reasonably needed by Sellers for liquidation, winding up, Tax reporting or other proper purposes; provided, that Sellers will use reasonable efforts to retain copies of documents and the Parties otherwise will reasonably cooperate to minimize inconvenience to Purchaser. Further, during the same period, Purchaser shall reasonably promptly provide such reports as Sellers may reasonably request to facilitate Sellers’ post-Closing activities for the purposes described above in this Section 2.7(a).

(b)	Previously Omitted Contracts.

(i)	If prior to or following the Closing it is discovered that a Contract material to the operation of the Purchased Assets was not previously disclosed to Purchaser (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than five (5) Business Days following such discovery), notify Purchaser in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Purchaser shall, if so notified (or otherwise upon becoming aware of any Previously Omitted Contract and after having been notified of its Cure Costs, if any), thereafter deliver written notice to Sellers, no later than five (5) Business Days following such notification from Sellers, designating, in its sole discretion, such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 2.7(b)(i) as “Rejected,” or with respect to which Purchaser fails to timely deliver a Previously Omitted Contract Designation, shall be an Excluded Contract. For the purposes of this Section 2.7(b)(i), a Contract shall have been disclosed to Purchaser if such Contract was available in the Sellers’ data room prior to the Auction.

(ii)	If Purchaser designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.7(b)(i), (A) Schedule1.1(f) shall be amended to include such Previously Omitted Contract and (B) Sellers shall file a motion with the Bankruptcy Court on regular notice seeking to assume and assign any Previously Omitted Contract to Purchaser (the “Previously Omitted Contract Motion”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.7(b) with no adjustment to the Purchase Price. The Previously Omitted Contract Motion shall provide the counterparties to such Previously Omitted Contract notice as required under the Bankruptcy Code to object, in writing to the Sellers and Purchaser, to the Cure Cost and the assumption, assignment and sale of the Previously Omitted Contract. For the avoidance of doubt, (v) inability to obtain an assumption and assignment of any Previously Omitted Contract on or before the Closing Date shall not be a condition to Purchaser’s obligation to make the deliveries required of Purchaser at the Closing and otherwise consummate the Contemplated Transactions; (w) a Previously Omitted Contract that is fully assumed shall be deemed a Purchased Contract, (x) if Purchaser has not provided a written designation to assume any such Previously Omitted Contract in accordance with the foregoing, then such Previously Omitted Contract shall be deemed to be an Excluded Contract, (y) no prepetition Cure Costs shall be due or payable with respect to such Previously Omitted Contract until the permanent assumption thereof and (z) each such Contract that becomes a Purchased Contract pursuant to this Section 2.7 shall concurrently be deemed to have become a Purchased Asset.

(iii)	After the Closing and prior to notifying the Purchaser as set forth in Section 2.7(b)(i), Sellers shall not terminate, amend, supplement, modify or waive any rights under, cause a default under or create any Encumbrance with respect to, any Contract (other than a Contract that is an Excluded Asset), or take any affirmative action not required by the terms thereof, without the prior written consent of Purchaser (not to be unreasonably withheld or delayed), unless Purchaser has provided notice to Sellers in writing designating such Contract for exclusion pursuant to this Section 2.7(b).

(iv)	Rejection of Excluded Contracts. Notwithstanding anything contained herein to the contrary, Sellers may, in their sole discretion and at any time, assume and assign, amend, terminate, or reject any Excluded Contract that is not directly related to an Acquired Theater, including, but not limited to Film Distribution Contracts.

(c)	Purchaser, with the reasonable cooperation of the Sellers, shall use reasonable efforts to promptly (i) determine whether any filings or Consents are required under any applicable Law in connection with this Agreement and the Contemplated Transactions, (ii) make any such filings, furnish information required in connection therewith and seek to obtain timely any such Consents and (iii) resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions. If the assignment to Purchaser of any Purchased Contract pursuant to this Agreement is not permitted without the Consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, the Parties will use reasonable efforts to obtain each such Consent prior to the Closing. If such Consent is not obtained by the Closing, each Seller will, with respect to each such Purchased Contract, from and after the Closing and until the earlier to occur of (x) the date on which such applicable Consent is obtained and (y) the date on which such Seller liquidates and ceases to exist, (A) not terminate, amend, supplement, modify or waive any rights under, or create any Encumbrance with respect to, any such Purchased Contract, or take any affirmative action not required by the terms thereof, without the prior written Consent of Purchaser (not to be unreasonably withheld or delayed) and (B) use reasonable efforts (subject to restrictions under Law) during the term of such Contract to (i) provide to Purchaser the benefits under such Contract, (ii) cooperate in any reasonable and lawful arrangement (including holding such Contract in trust for Purchaser, pending receipt of the required Consent) designed to provide such benefits to Purchaser, and (iii) use reasonable efforts to enforce for the account of Purchaser any rights of such Seller under such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the written direction of Purchaser). Purchaser will cooperate with the applicable Sellers in order to enable Sellers to provide to Purchaser the benefits contemplated by this Section 2.7(c). Purchaser will pay any amount it would have been required to pay under any such Contract had the Contract been assigned (after obtaining the requisite Consent) to Purchaser at the Closing in accordance with this Agreement. For the avoidance of doubt, the efforts contemplated by this Section 2.7(c) shall not include any obligation by Sellers to pay money (advance or otherwise) to any third party or to incur out of pocket expenses unless Purchaser advances such amounts. Further, Sellers’ inability, or failure to, assume and assign to Purchaser any Purchased Contract at Closing shall not be a basis for Purchaser to terminate this Agreement.

(d)	Notwithstanding the foregoing, nothing contained in this Section 2.7 or in any other provision of this Agreement shall require Purchaser to (or to cause any of its Affiliates to) take or agree to take any action with respect to any Affiliate of Purchaser, including selling, divesting, conveying or otherwise limiting any freedom of action with respect to any of its or their assets, rights, products, licenses or businesses.

2.8	Purchase Price Allocation. Not later than thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Sellers for their review and consideration a schedule (the “Allocation Schedule”) allocating the Purchase Price (along with the Assumed Liabilities and all capitalized costs and other relevant items) among the various assets comprising the Purchased Assets in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local tax law) or any successor provision. If Sellers disagree with or raise objections to the Allocation Schedule, Purchaser and Sellers will negotiate in good faith to resolve such objections. If the Parties are able to agree upon the allocation of the Purchase Price (along with the Assumed Liabilities and all capitalized costs and other relevant items), Purchaser and Sellers shall report and file all tax returns (including any amended tax returns and claims for refund) consistent with such mutually agreed Purchase Price allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms. If, on the other hand, the Parties are unable mutually to agree upon the manner in which the Purchase Price (along with the Assumed Liabilities and all capitalized costs and other relevant items) should be allocated, Purchaser and the Sellers shall be free to make their own respective allocations of the Purchase Price (along with the Assumed Liabilities and all capitalized costs and other relevant items) for tax purposes. Notwithstanding any other provisions of this Agreement, if the parties mutually agree upon the allocation of the Purchase Price (along with the Assumed Liabilities and all capitalized costs and other relevant items), the provisions of this Section 2.8 shall survive the Closing. Any allocation pursuant to this Section 2.8 shall be for tax purposes only and shall not be determinative of the value of any Purchased Asset.

2.9	Apportionment. Before the Closing Date, Sellers and Purchaser shall make mutually satisfactory arrangements with respect to, or take readings or other measurements of Utilities at the Acquired Theaters. On and as of the Closing, Sellers and Purchaser shall mutually determine (or, to the extent impractical, using the Parties’ best estimates as of the Closing Date), and Purchaser shall pay promptly to Sellers, the amount of any rebates under beverage and other supplier contracts relating to the Acquired Theaters, all Utilities, rent, common area expense, real estate taxes, and insurance arising out of or relating to the Acquired Theaters under the Theater Leases therefor which were paid by the Sellers in respect of any period following the Closing. As additional consideration for the transfer of the Purchased Assets to Purchaser, in addition to the Purchase Price, Purchaser shall pay to Sellers at the Closing an amount equal to the amount of all prepaid amounts (other than those for the current month prorated in accordance with the above provisions of this Section 2.9) and deposits of Sellers held by any third party to the extent described in Section 1.1(f) above.

2.10	Withholding. Purchaser shall be entitled to deduct and withhold from any payment due to the Sellers by Purchaser under this Agreement such amounts as Purchaser is required by Law to deduct and withhold with respect to the Contemplated Transactions. If amounts are so withheld or deducted and timely paid to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller or such other Person in respect of which such deduction and withholding was made.

3.	Closing Transactions.

3.1	Closing. The Closing of the Contemplated Transactions (the “Closing”) shall take place at 10:00 a.m. Eastern Standard time on or before the third (3rd) business day following the satisfaction or waiver by the appropriate Party of all the conditions contained in Section 4, or on such other date (no later than the Outside Date) as may be agreed to by the Parties hereto (the date on which the Closing occurs, hereinafter the “Closing Date”).

3.2	Sellers’ Deliveries to Purchaser at Closing. On the Closing Date, Sellers shall make the following deliveries to or for the benefit of Purchaser:

(a)	one or more Assignments and Assumption of Theater Lease substantially in the form attached as Exhibit “A” hereto, duly executed by the Sellers party to each thereof, with respect to the Theater Leases for the Acquired Theaters (the “Assignments of Theater Leases”);

(b)	an Assignment and Assumption of Leases and Contracts substantially in the form attached as Exhibit “B” hereto, duly executed by Sellers, pursuant to which Sellers’ interest in all Purchased Contracts (other than any Theater Leases and Previously Omitted Contracts) shall be assigned to Purchaser (the “Assignment of Other Contracts”);

(c)	an Assignment of Intangible Property Assets, duly executed by Sellers substantially, in the form attached as Exhibit “C” hereto, pursuant to which Sellers’ interest in all the Intangible Property Assets shall be assigned to Purchaser (the “Assignment of Intangible Property Assets”);

(d)	any tangible embodiments of the Intangible Property Assets;

(e)	a Bill of Sale and Assignment, substantially in the form attached as Exhibit “D” hereto, duly executed by Sellers, pursuant to which Sellers’ interest in any Purchased Assets not otherwise assigned at the Closing shall be assigned to Purchaser (the “Bill of Sale”);

(f)	the duly executed Management Agreement attached as Exhibit E;

(g)	a properly executed affidavit of non-foreign status, reasonably satisfactory to Purchaser, that complies with Section 1445 of the Code and Section 1.1445-2(b)(2) of the Treasury Regulations, with respect to each Seller (or, if any Seller is a disregarded entity for federal income tax purposes, the sole owner of such Seller as determined for federal income tax purposes);

(h)	the certificate contemplated by Section 4.1(a), duly-executed by Sellers;

(i)	deliver any such other documents, funds or other things reasonably requested by Purchaser or contemplated by this Agreement to be delivered by Sellers to Purchaser at the Closing; and

(j)	a copy of the Sale Order that is a Final Order, as entered by the Bankruptcy Court.

3.3	Purchaser’s Deliveries to Sellers at Closing. On the Closing Date, Purchaser shall make the following deliveries to or for the benefit of Sellers:

(a)	pay, by wire transfer of Good Funds, and as part of the Purchase Price, all Settlement Payments to Sellers and all Cure Costs to the parties to whom and pursuant to the terms by which the Bankruptcy Court directs such payments to be made under the Sale Order;

(b)	[Reserved.];

(c)	pay to, or as directed by, Sellers by wire transfer of Good Funds an amount equal to the PJS Fee and the HL Fee;

(d)	deliver the certificate contemplated by Section 4.1(a), duly executed by Purchaser;

(e)	deliver a counterpart of the Assignments of Theater Leases, duly executed by Purchaser;

(f)	deliver a counterpart of the Assignment of Other Contracts, duly executed by Purchaser;

(g)	deliver a counterpart of the Management Agreement, duly executed by Purchaser;

(h)	deliver an Assumption of Liabilities with respect to the Assumed Liabilities, substantially in the form attached as Exhibit “F” hereto, duly executed by Purchaser (the “Assumption of Liabilities”);

(i)	deliver appropriate evidence of all necessary Entity action by Purchaser in connection with the Contemplated Transactions, specifically: (i) resolutions duly adopted by Purchaser’s general partner(s) approving the Contemplated Transactions and authorizing the execution, delivery, and performance by Purchaser of this Agreement; and (ii) a certificate as to the incumbency of those officers of Purchaser executing this Agreement and any instrument or other document delivered in connection with the Contemplated Transactions; and

(j)	deliver any such other documents, funds or other things reasonably requested by Sellers or contemplated by this Agreement to be delivered by Purchaser to Sellers at the Closing.

3.4	Sales, Use and Other Taxes. Any and all sales, purchase, transfer, stamp, documentary stamp, use or similar taxes under the laws of the states in which any portion of the Purchased Assets is located, or any subdivision of any such state, or under any federal law or the laws or regulations of any federal agency or authority, which may be payable by reason of the sale or transfer of the Purchased Assets under this Agreement or the Contemplated Transactions shall be in addition to the Purchase Price and borne and paid by Purchaser. Sellers and Purchaser shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with taxes described in the immediately preceding sentence.

3.5	Possession and Risk of Loss.

(a)	Right to possession of the Purchased Assets shall transfer to Purchaser on the Closing Date. Sellers shall transfer and deliver to Purchaser on the Closing Date such keys, locks and safe combinations and other similar items as Purchaser may reasonably require to obtain occupation and control of the Purchased Assets, and shall also make available to Purchaser at their then existing locations the originals of all documents in Sellers’ actual possession that are required to be transferred to Purchaser by this Agreement. The risk of loss of or damage or destruction to any of the Acquired Theaters to be conveyed to Purchaser under this Agreement shall be borne by Sellers to the time of Closing.

(b)	If on or prior to the Closing Date, all or part of any Acquired Theater (or shopping center wherein such Acquired Theater is located) is destroyed or damaged by fire, flood, earthquake, hurricane, or any other casualty, or if all or any part thereof is condemned, in whole or in part, by a Governmental Body (a “Theater Casualty Event” and such Theater affected by a Theater Casualty Event, a “Damaged Theater”), then Sellers shall, promptly, provide written notice thereof to Purchaser, and such notice shall include (i) a detailed description the relevant facts and circumstances of such Theater Casualty Event, (ii) copies of all insurance policies then in force relating to the applicable Theater affected by such Theater Casualty Event, and (iii) Sellers’ initial good faith estimate of the cost and timing to repair such Theater Casualty Event and recommence normal theater operations at such location (the “Casualty Estimate”). If there is a Theater Casualty Event, Purchaser shall proceed to the Closing in accordance with the terms of this Agreement and Sellers shall: (i) transfer and assign to Purchaser the Sellers’ right, title and interest in and to all insurance proceeds or condemnation award and remit to Purchaser all sums Seller previously received by way of such proceeds or award resulting or to result from said Theater Casualty Event, including, but not limited to, entering into any “back-to-back” contractual arrangements to ensure all insurance proceeds or condemnation awards in respect of such Theater Casualty Event are actually received by Purchaser and (ii) take such actions as Purchaser reasonably requests (all at Purchaser’s expense) to assist Purchaser in securing the insurance proceeds and condemnation awards resulting from the Theater Casualty Event (including, but not limited to, bringing claims under Sellers’ applicable insurance policies). For the avoidance of doubt, Purchaser shall bear the cost of any required “deductible” amount relating to a Theater Casualty Event under any applicable insurance policy.

3.6	Closing Date. All actions to be taken on the Closing Date pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected. Unless provided otherwise herein or agreed otherwise in writing by the Parties, documents delivered at the Closing shall be dated as of the Closing Date.

4.	Conditions Precedent to Closing.

4.1	Conditions to Sellers’ Obligations. Sellers’ obligation to make the deliveries required of Sellers at the Closing Date and otherwise consummate the Contemplated Transactions shall be subject to the satisfaction of each of the following conditions (unless such condition is waived by Sellers):

(a)	All of the representations and warranties of Purchaser contained herein shall continue to be true and correct at the Closing in all material respects (other than each such representation or warranty qualified by “materiality” which shall be true and correct in all respects), and Purchaser shall have performed or tendered performance in all material respects of each covenant on Purchaser’s part to be performed which, by its terms, is required to be performed at or before the Closing, and Sellers shall have received a certificate by an officer of Purchaser, dated as of the Closing Date, to such effect and to the effect that each of the conditions precedent to the Closing set forth in Section 4.2 either have been satisfied or have been waived by Purchaser.

(b)	Purchaser shall have tendered delivery of all items required to be delivered by Purchaser under Section 3.3.

(c)	No action, suit or other proceedings that is not stayed by the Bankruptcy Court shall be pending before any Governmental Body seeking or threatening to restrain or prohibit the consummation of the Contemplated Transactions, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Body having appropriate jurisdiction.

(d)	The Bankruptcy Court shall have entered the Sale Order in accordance with Section 9 below and the Sale Order shall not have been reversed or stayed as of the Closing Date.

4.2	Conditions to Purchaser’s Obligations. Purchaser’s obligation to make the deliveries required of Purchaser at the Closing and otherwise consummate the Contemplated Transactions shall be subject to the satisfaction of each of the following conditions (unless such condition is waived by Purchaser):

(a)	All of the representations and warranties of Sellers contained herein shall continue to be true and correct at the Closing in all material respects (other than each such representation or warranty qualified by “materiality” which shall be true and correct in all respects), and Sellers shall have performed or tendered performance in all material respects each and every covenant on Sellers’ part to be performed which, by its terms, is required to be performed at or before the Closing, and Purchaser shall have received a certificate by officers of Sellers, dated as of the Closing Date, to such effect and to the effect that each of the conditions precedent to Closing set forth in Section 4.1 either have been satisfied or have been waived by Sellers.

(b)	Sellers shall have tendered delivery of all items required to be delivered by Sellers under Section 3.2.

(c)	No action, suit or other proceedings that is not stayed by the Bankruptcy Court shall be pending before any Governmental Body seeking or threatening to restrain or prohibit the consummation of the Contemplated Transactions, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Body having appropriate jurisdiction.

(d)	The Procedures Order shall not have been voided, reversed or vacated or subject to a stay.

(e)	The Sale Order (i) shall have become a Final Order and (ii) shall not have been amended, modified or supplemented in any way, subject only to immaterial clarifications, without Purchaser’s prior written consent (provided that clause (ii) of this Section 4.2(e) shall be waived with respect to a particular amendment, modification or supplement if Purchaser does not exercise its right to terminate this Agreement pursuant to Section 14.4(b) on or before the earlier of five (5) calendar days after such amendment, modification or supplement or the Outside Closing Date; provided that Purchaser shall have the right to terminate pursuant to Section 14.4(b) without any time restrictions if such amendment, modification or supplement occurred due to Sellers’ breach of this Agreement.

(f)	The Bankruptcy Court shall not have entered an Order (i) appointing a trustee or examiner with expanded powers or (ii) dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code.

(g)	Purchaser shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Seller, certifying that no Theater Casualty Event shall have occurred on or prior to the Closing to the best of Sellers’ Knowledge.

5.	Sellers’ Representations and Warranties.

Each of the Sellers (as to itself) hereby makes as of the Closing Date (or if made as of a specified date, as of such date) the following representations and warranties to Purchaser:

5.1	Organization. Each of the Sellers (i) is in good standing in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except for failures to be in such good standing, as would not, individually or in the aggregate, have a material adverse effect and (ii) has all requisite entity power and authority to own, lease and, subject to the provisions of the Bankruptcy Code applicable to debtors in possession, to operate its properties, carry on the Business as now being conducted, and to enter into this Agreement and to consummate the Contemplated Transactions.

5.2	Validity and Enforceability. The execution, delivery and performance of this Agreement by each of the Sellers and the consummation by each of the Sellers of the Contemplated Transactions have been duly authorized by all requisite corporate or other organizational action. Subject to the entry and effectiveness of the Sale Order, this Agreement has been duly and validly executed and delivered by each of the Sellers and (assuming this Agreement constitutes a valid and binding agreement of Purchaser) constitutes a valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as to the effect, if any, of the Standard Exceptions to Enforceability.

5.3	No Conflict; Consents.

(a)	Except as set forth on Schedule 5.3, and subject to the entry of the Sale Order, neither the execution, delivery or performance of this Agreement by any of the Sellers, nor the consummation by any of the Sellers of the Contemplated Transactions, nor compliance by any of the Sellers with any of the provisions hereof, (a) conflict with or result in any breach of the respective Organizational Documents of Sellers, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time) a default or require any Consent (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of, any note, bond, mortgage, deed of trust, security interest, Business Permit (including Liquor Licenses) or Contract to which any of the Sellers is a party or by which any of the Business, Purchased Assets or Sellers’ properties or assets may be subject, bound or affected, (c) violate any Legal Requirement applicable to the Sellers, the Sellers’ properties or assets or the Business or the Purchased Assets, (d) result in the creation or imposition of any Encumbrance on any asset of the Sellers or the Business or the Purchased Assets, or (e) cause the suspension or revocation of any Business Permits or Liquor Licenses.

5.4	Contracts. Schedule 5.4 sets forth a complete list, as of the date hereof, of all material Contracts (including, without limitation, all Theater Leases) to which any Seller is a party or by which it is bound and that are used in or related to the Business or the Purchased Assets. Purchaser has received true and complete copies of such material Contracts (including, without limitation, all Theater Leases) and any and all amendments, modifications, supplements, exhibits and restatements thereto and thereof in effect as of the date of this Agreement. Each material Contract is in full force and effect, and no party is in material breach of or material default under such Contract (other than for prepetition payment failures and otherwise as a result of the filing of the Chapter 11 Cases) and no material Contract requires prepayments, additional payments or increased payments by the Business as a result of the consummation of the Contemplated Transactions.

5.5	Real Property.

(a)	No Seller owns any real property, other than the leasehold interests in the Theater Leases.

(b)	Schedule 5.5 sets forth the address of each Theater (including each Theater Lease). Except as described on Schedule 5.5, (1) each Theater Lease referenced in the foregoing sentence is valid and enforceable in accordance with its terms and is in full force and effect, other than as a result of the commencement of the Chapter 11 Cases; (2) no default by any party to any lease or sublease for such Acquired Theater exists other than for payment failures set forth on Schedule 5.5 and except as to any “ipso facto” or other similar defaults negated by the Bankruptcy Code or the Sale Order; (3) there are no leases, subleases, licenses, concessions, options, or rights of first refusal to purchase or lease, or other agreements, written or oral, granting to any party or parties the right of use, occupancy or possession of any Acquired Theater referenced in the first sentence of Schedule 5.5 or any portion thereof and there are no parties (other than Sellers) in possession of such Acquired Theaters or any portion thereof; (4) no security deposit or portion thereof deposited with such Theater Lease has been applied in respect of a breach or default under such Theater Lease which has not been redeposited in full; (5) [reserved]; (6) [reserved]; (7) [reserved]; (8) to the extent required by applicable Laws, Sellers hold current and valid certificates of occupancy for each Acquired Theater and there have been no renovations to any Acquired Theater or any other change in circumstances that would reasonably be expected to require the issuance of a new certificate of occupancy for any such buildings; (9) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Theater Leases, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Acquired Theaters as currently operated; (10) neither the whole nor any material portion of any Theater Lease has been damaged or destroyed by fire or other casualty; and (11) Seller has not received any notification of any material violation as of the date hereof of any applicable health, fire, safety, zoning and building laws and ordinances for any of the Theater Leases.

(c)	Except as disclosed on Schedule 5.5 and subject to the Sale Order: (1) Sellers have not assigned, subleased, mortgaged, deeded in trust or otherwise transferred any lease interest therein, other than with respect to the Credit Facility or the DIP Financing; (2) the improvements on each Theater Lease have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the Business of Sellers operated thereon to be operated in the ordinary course of business of such Sellers as currently operated; and (3) the improvements located on each Theater Lease currently in operation are in sufficiently good condition (except for ordinary wear and tear) to allow the Business of Sellers operated thereon to be operated in the ordinary course of business of such Sellers as currently operated and all improvements and fixtures on Theater Lease conform to all applicable health, fire, safety, environmental, zoning and building laws and ordinances.

5.6	Title to Purchased Assets. Except as set forth on Schedule 5.6, Sellers have good, valid, marketable, and undivided title to and sole ownership of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances, and, subject to entry of the Sale Order, Purchaser will be vested, to the maximum extent permitted by sections 363 and 365 of the Bankruptcy Code with good, valid, marketable, and undivided title to the Purchased Assets free and clear of all Adverse Interests, other than Permitted Encumbrances.

5.7	Permits. Each Seller holds and is, as of the date hereof, in all material respects, in compliance with all material Business Permits and Liquor Licenses of all Governmental Bodies required for the conduct of the Business, the ownership of its properties and for construction occurring at the Theater Leases currently in operation and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such permit. Schedule 5.7 sets forth a list of all such material Business Permits and Liquor Licenses including their respective issuance date and expiration date, and all such material Business Permits and Liquor Licenses are in full force and effect. All fees and charges with respect to such Business Permits and Liquor Licenses for the Theater Leases currently in operation that are due and payable as of the date hereof have been paid in full. No written notices have been received by any Seller alleging the failure to hold any material Business Permit or Liquor License for the operation of the Business.

5.8	Environmental Matters.

(a)	Sellers are, as of the date hereof, in compliance with all applicable Environmental Laws, except in any such case where the failure to be in compliance would not have a material adverse effect, and there are no Liabilities under any Environmental Laws with respect to the Business which are reasonably be expected to be material to the Business or the Purchased Assets, in each case, taken as a whole.

(b)	Sellers have obtained and possess all material Business Permits required under applicable Environmental Laws for the operation of the Business and are in material compliance with all terms and conditions of such Business Permits.

(c)	No Seller has received, within the three (3) years prior to the date hereof, any written notice of material violation of or notice of material liability arising under, Environmental Laws, the subject of which is unresolved.

(d)	There are no material Legal Proceedings pending or, to the Sellers’ Knowledge, threatened, against Sellers pursuant to Environmental Laws.

(e)	No Seller is subject to any material judgment, Order or decree of any court or Governmental Body that is outstanding and was issued pursuant to Environmental Laws.

5.9	Litigation. Except for the pending Chapter 11 Cases and except as set forth in Schedule 5.9 hereto, there is no Legal Proceeding pending that, once the Sale Order is given effect, will result in any Liability on Purchaser or, to the Sellers’ Knowledge, threatened against or affecting any of the Sellers that would likely result in the imposition of any material Liability on Purchaser or in respect of the Business or the Purchased Assets, nor is there any material judgment or Order of any Governmental Body outstanding against Sellers.

5.10	Employees and Employee Benefits.

(a)	Schedule 5.10(a) sets forth a complete and correct list of all material Company Benefit Plans. A “Company Benefit Plan” is an Employee Benefit Plan that is sponsored, maintained or contributed to by Sellers or any of their Affiliates for or on behalf of any current or former employees, directors, officers or individual independent contractors of the Business, or any Employee Benefit Plan with respect to which the Sellers or any their Affiliates thereof has any Liability in respect of any current or former employees, directors, officers or individual independent contractors of the Business, but excluding any statutory plans (each a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”).

(b)	No Seller or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to any plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA or any multiemployer plan (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA. No Company Benefit Plan provides for post-retirement medical or life insurance.

(c)	Each Company Benefit Plan has been maintained, funded, and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws.

(d)	Sellers have delivered to Purchaser complete and correct copies of, as applicable, the current plan document and summary plan description, the most recent determination letter received from the IRS, and the most recent annual report (Form 5500, with all applicable attachments) with respect to each Company Benefit Plan.

(e)	The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event (including, without limitation, a termination of any employee, officer, director, or stockholder of Sellers whether current, former or retired), will not give rise to any postpetition administrative liability under any Company Benefit Plan, including liability for severance pay, supplemental unemployment compensation, or termination pay, or accelerate the time of payment, funding or vesting or materially increase the amount of postpetition administrative compensation or benefits due to any employee, officer, director, or stockholder of Sellers or any of their Affiliates (whether current, former or retired) or their beneficiaries. No Seller has any indemnity or gross-up obligation for any Taxes imposed on any employee, officer, director or stockholder of Sellers or any of their Affiliates (whether current, former or retired) under Section 4999 or 409A of the Code.

(f)	Sellers have made available to the Purchaser a correct and complete list of each Business Employee as of the date hereof and, to the extent applicable, his or her respective (i) title, (ii) location, (iii) current base salary or hourly wage rate, (iv) date of hire or engagement, (v) employment classification (full-time or part-time and exempt or non-exempt), (vi) average hours worked per week in the preceding twelve (12) month period for each part-time Business Employee, (vii) 2019 bonus target, (viii) commission or fee arrangement and commissions, and (ix) annual vacation, sick leave and other paid time off allowance.

(g)	No Seller or Affiliate of any Seller is a party to or bound by any collective bargaining agreement applicable to Business Employees, nor is any such agreement presently being negotiated. To the Sellers’ Knowledge, no campaigns are being conducted seeking to authorize representation of Business Employees by any labor union. No labor strike, material grievance, concerted slowdown, work stoppage, lockout or other material labor disruption is in effect or, to the Sellers’ Knowledge, threatened. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, as of April 1, 2019 and except as disclosed in Schedule 5.10(g), (i) there have been no Legal Proceedings by or on behalf of any current, former or prospective Business Employee pending or, to the Sellers’ Knowledge, threatened in writing with respect to or relating to the employment practices of the Sellers, and (ii) with respect to Business Employees, the Sellers are and have been in compliance in all material respects with all applicable Laws relating to labor, employment and the termination thereof, including with respect to the classification of employees as exempt or non-exempt from overtime pay requirements, the proper classification of individuals as nonemployee contractors or consultants, and payments to any Business Employees for any wages, salaries, commissions, bonuses, vacation time, incentive payments or other direct compensation for any services performed by them to date.

5.11	Taxes.

(a)	Each Seller has filed or caused to be filed all income Tax Returns and other material Tax Returns that it was required to file (taking into account any valid extension of time to file), and all such filed Tax Returns were correct and complete in all respects. Except as set forth on Schedule 5.11(a), all material Taxes owed by Sellers and all Taxes with respect to the Business or the Purchased Assets (whether or not shown on any Tax Return) have been timely paid.

(b)	No written claim has been made by a Governmental Body in a jurisdiction where Sellers do not file Tax Returns with respect to the Purchased Assets such that Sellers or the Business is or may be subject to taxation by that jurisdiction.

(c)	There is no audit, dispute, claim or controversy concerning any Tax Liability or Tax Return of Sellers which relates to the Business or the Purchased Assets that is ongoing or that has been threatened in writing;

(d)	Each Seller has withheld and collected all material Taxes required to have been withheld and collected and has paid over to the proper taxing authority all such Taxes in a timely manner. With respect to the Business, each Seller has, collected all material sales and use taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations; and

(e)	No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which relates to the Business or the Purchased Assets.

Notwithstanding anything in this Agreement to the contrary, (i) the representations in Section 5.11 are the sole representations or warranties made with respect to Taxes in this Agreement; and (ii) no representation or warranty is made with respect to the availability of any Tax attribute or the appropriateness of any Tax position in respect of Taxes.

5.12	Intellectual Property.

(a)	Schedule 5.12(a) sets forth a list of all Intellectual Property Assets that are registered or issued, in any jurisdiction, under the authority of any Governmental Body or domain name registrar, and all applications for such registration and issuance of Intellectual Property Assets, in each case that is owned or purported to be owned by Sellers.

(b)	No third party is currently infringing, misappropriating, or otherwise violating any of the Intellectual Property Assets and there are no claims that the operation of the Business or any of the Intellectual Property Assets are infringing, misappropriating, or otherwise violating any intellectual property rights of any third party, and there is no valid basis for any such claim.

(c)	All of the Trademark, Patent, Domain Name and Copyright registrations that are included in the Intellectual Property Assets are subsisting, and to the knowledge of the Sellers, valid and enforceable.

(d)	No third party has possession of, or any current or contingent right to access or possess any material proprietary source code included in the Purchased Assets; and no material proprietary source code included in the Purchased Assets is governed by or used or interacts with any “open source” software or “open source” license in a manner that would require such source code to be licensed or made available to third parties.

5.13	Privacy and Cybersecurity.

(a)	The Sellers (with respect to the Business) are in compliance with their respective posted privacy policies and all applicable Laws and industry standards governing data and system security, privacy and the collection, use, processing, storage, distribution, transfer and/or disclosure of any personal information.

(b)	The Sellers (with respect to the Business) have taken commercially reasonable measures consistent with industry standards to maintain and protect the integrity, security, redundancy and continuous operation of their software and systems (and the data therein) and there has been no material breach, violation, corruption or outage of or unauthorized access to same.

5.14	Personal Property. All tangible personal property, including all machinery, equipment (including movie projectors), computers, mobile phones, fixtures, trade fixtures, computer equipment, hardware, peripherals, information technology infrastructure, telephone systems, furniture, office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible personal property of any kind owned by any Seller that is included within the Purchased Assets: (a) is in good working condition in all material respects, (b) is not materially damaged in any significant way (subject to normal wear and tear) and (c) is free and clear of Encumbrances.

5.15	Insurance. Schedule 5.15 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since December 31, 2018. Other than as set forth on Schedule 5.15, as of the date hereof, all Insurance Policies provide coverage for the Business (as is relates to the Acquired Theaters) for businesses of similar size in the industry and locale in which the Business (as it relates the Acquired Theaters) operates, are in full force and effect and no notice of cancellation or termination has been received by Sellers with respect to any such Insurance Policy. All premiums due and payable by Sellers or their Affiliates under any Insurance Policies prior to the date hereof have been duly paid. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

5.16	Goodwill and Prepaid Tickets. As of the date hereof, all unexpired, unredeemed and outstanding (a) tickets sold to consumers entitling the holder thereof to admission and (b) motion picture theater admission tickets, guest passes, complimentary passes, re-admission passes, private event certificates, Gift Certificates and other cards, passes and certificates which entitle such ticketholders to admission, food, beverages or other goods without any further consideration or at a discount are reflected on Schedule 2.3(a), and are appropriately reflected in the Financial Statements and managed in compliance with all applicable Laws.

5.17	Compliance with Laws. Except as set forth in Schedule 5.17, (x) Seller is, as of the date hereof, in compliance in all material respects with all Laws applicable to the conduct and operation of the Business as currently conducted and operated, or the ownership and use of the Purchased Assets and (y) there are not, as of the date hereof, any Legal Proceedings or other claims of any kind pending, or threatened in writing, alleging that Seller or any of its Affiliates failed to comply with Titles I and III of the Americans with Disabilities Act of 1990, as amended, from time to time, Public Law 101-336; 42 U.S.C. §§ 12101, et seq., or any similar applicable Law governing access for the disabled or handicapped, with respect to any theater.

5.18	Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of any of the Sellers is, or will be, entitled to any commission or broker’s or finder’s fees from Purchaser in connection with the Contemplated Transactions; provided, however, the Sellers’ investment banker, PJ Solomon, L.P. and/or its affiliate PJ Solomon Securities, LLC, shall seek the Bankruptcy Court’s approval to receive a transaction fee in accordance with the terms of its retention application.

5.19	Bankruptcy Notices. Sellers have served, as required by the Bankruptcy Code and the Federal Rules of the Bankruptcy Procedure, appropriate notice of the sale of the Purchased Assets to all Persons entitled to notice, including all counterparties to all Purchased Contracts that Sellers are or may seek the sale, assumption and assignment of such Purchased Contracts, all holders of record of Adverse Interests, and all applicable Governmental Bodies asserting claims in these cases.

6.	Purchaser’s Representations and Warranties.

In addition to the representations and warranties contained elsewhere in this Agreement, Purchaser hereby makes the following representations and warranties to Sellers as of the Closing Date (or if made as of a specified date, as of such date):

6.1	Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties, execute and deliver this Agreement, and to perform its obligations hereunder and consummate the Contemplated Transactions.

6.2	Validity and Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as may be limited by the Standard Exceptions to Enforceability.

6.3	No Conflict; Consents. The execution, delivery and performance of this Agreement and all writings relating hereto by Purchaser have been duly and validly authorized. The execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Purchaser do not and will not: (i) conflict with or result in a breach of the Organizational Documents of Purchaser; (ii) violate any Legal Requirement; (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Purchaser is a party or by which Purchaser or its assets or properties may be bound or (iv) require the Consent, notice or other action by any Person under any Contract or Permit to which a Purchaser is a party or by which Purchaser is bound.

6.4	Financial Resources. The Purchaser has the financial resources necessary to consummate the Contemplated Transactions upon the terms and conditions set forth in this Agreement, and such financial resources are not subject to any constraints, conditions or contingencies that could in any way materially affect the Purchaser’s ability to consummate the Contemplated Transactions or perform hereunder.

6.5	Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from Sellers in connection with the Contemplated Transactions.

7.	“AS IS” Transaction. Purchaser hereby acknowledges and agrees that, except only as expressly provided in Section 5 above, Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Purchased Assets, the physical condition of any tangible Purchased Assets, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any Theater Lease, the zoning of any real property or improvements which are the subject of any Theater Lease, the value of the Purchased Assets (or any portion thereof), the transferability of the Purchased Assets or any portion thereof, the terms, amount, validity, collectability or enforceability of the Receivables or any Assumed Liabilities or Sellers’ Contract, the merchantability or fitness of the Furniture and Equipment, the Inventory or any other portion of the Purchased Assets for any particular purpose, or any other matter or thing relating to the Purchased Assets or any portion thereof). Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of all portions the Purchased Assets and all such other matters relating to or affecting or comprising the Purchased Assets and/or the Assumed Liabilities as Purchaser deemed necessary or appropriate and that in proceeding with the Contemplated Transactions, Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, Purchaser will accept the Purchased Assets at the Closing “AS IS,” “WHERE IS” and “WITH ALL FAULTS.”

8.	Covenants.

8.1	Liquor License Approvals.

Sellers shall use their reasonable efforts to cooperate with Purchaser in connection with Purchaser’s filings with any Governmental Body or any third party with respect to any of the Liquor Licenses and obtaining the necessary Consents pertaining to transfer of the Liquor Licenses or the issuance of new Liquor Licenses to Purchaser (“Liquor License Approvals”), including by entering into the Management Agreement with respect to one or more Acquired Theaters as requested by Purchaser.

8.2	Access to Premises. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article 14, the Sellers shall permit Purchaser and its representatives to have access (at reasonable times and upon reasonable notice) to representatives of the Sellers and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records of the Sellers), Contracts, financial and operating data and other information and documents to the extent relating to the Business or any of the Purchased Assets, and to make such copies of such books, records, Contracts, data, information and documents as Purchaser or its representatives may reasonably request.

8.3	Adequate Assurance Regarding Purchased Contracts. With respect to each Purchased Contract and Theater Lease set forth on Schedule 1.1(f), and if applicable, with respect to Designated Contracts that are assumed, Purchaser shall provide adequate assurance of the future performance of such Purchased Contract and Theater Lease by Purchaser as required by the Procedures Order, and Purchaser shall bear all risk associated with any failure by Purchaser to make such showing to the Bankruptcy Court’s satisfaction.

8.4	Personally Identifiable Information. Purchaser shall honor and observe any and all policies of Sellers in effect on the Petition Date prohibiting the transfer of personally identifiable information about individuals and otherwise comply with the requirements of section 363(b)(1)(A) of the Bankruptcy Code.

8.5	Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. There shall be no liability or obligation of Purchaser to any Seller, to Sellers’ creditors, or to others, growing out of or arising from the transfer by Sellers of the Purchased Assets to Purchaser under the provisions of this Agreement. The Parties intend that, pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Adverse Interests in the Acquired Assets, including any Adverse Interests arising out of the bulk transfer Laws, and the Parties shall use reasonable efforts to so provide in the Sale Order.

9.	Bankruptcy Court Actions.

9.1	Sellers shall seek approval of the sale of the Purchased Assets to Purchaser on the terms and conditions set forth in this Agreement and substantially in the form attached hereto as Exhibit “G” (the “Sale Order”). Seller shall file the Sale Order with the Bankruptcy Court in accordance with the Procedures Order. Any material changes to the form of the Sale Order must be approved by Purchaser and Sellers in their respective sole discretion. In accordance with the Procedures Order, within 24 hours of the filing of the Sale Order, Purchaser shall send by overnight delivery to each non-debtor counterparty to a Purchased Contract (other than Previously Omitted Contracts) the financial and other commercial information to demonstrate adequate assurance of future performance of such Purchased Contracts.

9.2	(i) Purchaser and Sellers shall take all actions as may be reasonably necessary, and in accordance with the Procedures Order, to cause the Sale Order to be issued, entered and become a Final Order and (ii) Sellers shall use reasonable efforts to obtain the issuance and entry of the Sale Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser in accordance with the Procedures Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court.

9.3	[Reserved].

9.4	The Parties shall use reasonable efforts to consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order. Each Seller shall, to the extent practicable, promptly provide Purchaser and its counsel with copies of all notices, filings and orders of the Bankruptcy Court that such Seller has in its possession (or receives) pertaining to the Sale Motion, or any other order related to any of the transactions contemplated by this Agreement, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to Purchaser and its counsel. No Seller shall seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Body of competent jurisdiction to which a decision relating to the Chapter 11 Cases has been appealed without the prior written consent of Purchaser (not to be unreasonably withheld or delayed), to the extent such modification is adverse to the Purchaser.

9.5	[Reserved].

9.6	Notwithstanding anything expressed or implied herein to the contrary, other than in the ordinary course of the Business, Sellers shall not consent or agree to the allowance of any Bankruptcy Claim to the extent it would constitute an Assumed Liability without the prior written consent of Purchaser. Each Seller shall use reasonable efforts to cause the Sale Order to provide that Purchaser will have standing in the Chapter 11 Cases to object to the amount of any Bankruptcy Claim to the extent it would constitute an Assumed Liability and that the Bankruptcy Court will retain the right to hear and determine objections.

9.7	On September 13, 2019, the Bankruptcy Court entered an order (the “Procedures Order”) approving certain sale procedures and bidder protections with respect to the sale of the Business.

10.	Reasonable Efforts.

Subject to the terms and conditions of this Agreement:

10.1	During the period prior to Closing, Sellers and Purchaser shall (a) use their reasonable efforts (i) to cause the conditions in Section 4 to be satisfied, (ii) to deliver or cause to be delivered at the Closing the items to be delivered by Sellers and Purchaser pursuant to Section 3.2 and Section 3.3, and (iii) to take all other actions to consummate the Contemplated Transactions, and (b) not take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any authorizations, Consents, or Orders to be sought pursuant to this Agreement.

10.2	From and after the Closing, Sellers and Purchaser shall use reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the Contemplated Transactions and to carry out the provisions hereof; provided that nothing herein shall require Sellers to execute any document or take any action that would (i) impose or involve obligations or Liabilities on Sellers over and above those imposed on Sellers by the other provisions of this Agreement, (ii) involve any cost or expense (individually or in the aggregate) that is not nominal in amount, or (iii) include joining or otherwise becoming a party to any action or proceeding of any kind.

10.3	From and after the Closing, Purchaser and Sellers shall use their reasonable efforts to cooperate in the transition of the Business from Sellers to Purchaser; provided that neither Party shall be required to expend other than nominal unreimbursed costs in providing such cooperation.

11.	Conduct Pending Closing.

11.1	Except with the prior written consent of Purchaser, as otherwise contemplated or permitted by this Agreement or as required by the Bankruptcy Code, from the Effective Date until the Closing Date, Sellers shall, and shall cause each of their Affiliates to: (a) operate the Acquired Theaters in the ordinary course of business during the immediately preceding six (6) month period, but in all respects subject to the limitations provided by the DIP Financing, (b) comply with all Legal Requirements applicable to the operation of the Business and preserve its present Business organization, operations and franchise, and maintain in effect all Business Permits for the Acquired Theaters, (c) keep available the services of their directors, officers and employees (other than employees of non-Acquired Theaters), and (d) preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Acquired Theaters, in each of the foregoing cases, taking into account Sellers’ status as debtors-in-possession, and subject to the limitations set forth in the DIP Order.

11.2	Sellers shall promptly inform Purchaser in writing of the occurrence or non-occurrence of any event actually known by Sellers that would cause any condition set forth in Section 4.2 not to be satisfied or the breach of any covenant hereunder by Sellers.

11.3	Each Party agrees that it will not make any public announcement or issue any press release or respond to any press inquiry with respect to this Agreement or the Contemplated Transactions without the prior approval of the other Party (which approval will not be unreasonably withheld), except as may be required (i) by any applicable Legal Requirement, or (ii) to administer the Chapter 11 Cases.

12.	[Reserved.]

13.	Employee Matters.

13.1	At least three (3) Business Days prior to the Closing, Purchaser shall offer (or cause an Affiliate to offer) to employ and each such employee shall have an opportunity to accept prior to Closing, (a) commencing immediately following the Closing, all Non-Corporate Employees, other than Inactive Business Employees, who remain employees of Sellers associated with an Acquired Theater immediately prior to the Closing and (b) commencing following the Closing (except as may otherwise be mutually agreed by the Parties), any Corporate Employees who remain employees of Sellers immediately prior to the Closing and who Purchaser selects for employment offers, in its sole discretion. With respect to any relevant Inactive Business Employee, to the extent required by applicable Law, the Purchaser shall, or shall cause one of its Affiliates to, make an offer of employment to each such individual on the earliest practicable date following the return of such individual to work with the Sellers, to be effective upon acceptance. Following the date hereof and while the Purchaser has outstanding obligations pursuant to this Section 13.1, the Sellers shall promptly notify the Purchaser of the occurrence of the end of any such leave of absence with respect to any Inactive Business Employee. The Sellers shall retain all costs, expenses and Liabilities related to any Inactive Business Employee that arise out of or accrue as a result of an event or events that occur on, prior to or as of the date that any Inactive Business Employee commences employment with the Purchaser or an Affiliate thereof in accordance with the terms of this Agreement. Any Business Employee who receives and accepts an offer of employment after the Effective Date and becomes an employee of Purchaser or its Affiliate shall be collectively referred to as the “Transferred Employees”.

13.2	From the Closing and until the date that is ninety (90) days after the Closing, the Purchaser shall, or shall cause its Affiliates to, provide to each Transferred Employee, compensation and benefits which are substantially similar in all respects to the compensation and benefits provided to such Transferred Employee by Sellers to the extent each such Transferred Employee remains employed by Purchaser or its Affiliates during such period.

13.3	From the Effective Date until the Closing Date, Sellers may not materially alter the benefits, terms or conditions of employment for any Business Employee, and may not increase the salary or wages of Business Employees by more than 3% (a) in the aggregate or (b) with respect to any individual Business Employee. In addition, Sellers shall not (x) terminate the employment of any Business Employee who is a Corporate Employee (except for cause or as otherwise required by applicable Law), (y) increase the headcount of full-time, salaried Non-Corporate Employees by more than three percent (3%) or (z) hire any person or transfer any employee, in either case, so as to become a Business Employee who is a Corporate Employee (except as required by applicable Law or in replacement of a Business Employee whose employment with Sellers has been terminated).

13.4	Commencing on the first day of the first month following the Closing Date, applicable Transferred Employees shall be eligible to participate in the employee benefit plans or arrangements maintained by Purchaser (other than any equity or equity-based plans, defined benefit pension plans or plans providing post-employment medical health and welfare benefits). Purchaser shall give Transferred Employees full credit for purposes of eligibility and vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan, any plan providing post-employment medical health and welfare benefits or any equity or equity-based plan) under the employee benefit plans or arrangements maintained by the Purchaser in which such Transferred Employees participate for such Transferred Employees’ service with the Seller, to the extent credited under the Company Benefit Plans; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof. With respect to any welfare benefit plans maintained by Purchaser for the benefit of Transferred Employees on and after the Closing Date, Purchaser shall cause there to be waived any eligibility requirements or pre-existing condition limitations.

13.5	Sellers shall retain all liabilities for (i) accrued ordinary course payroll coming due after the Closing Date attributable to any regular payroll period (including any portion thereof) preceding the Closing Date, and (ii) all liabilities for accrued but unpaid bonuses (including under the Sellers’ key employee incentive and retention plans), in each case, accrued by Business Employees, regardless of whether such Business Employees become Transferred Employees.

13.6	Purchaser shall comply with applicable law with respect to its obligations under COBRA.

13.7	Except as otherwise set forth herein, Sellers shall be solely liable for complying with the WARN Act and any and all comparable state law obligations (and for any failures to so comply), in any case, applicable to employees of Sellers who do not become Transferred Employees for any reason (including, for the avoidance of doubt, any employees of Sellers who do not accept and commence employment with Purchaser). Purchaser shall be solely liable for complying with the WARN Act and any and all comparable state law obligations (and for any failures to so comply), that become applicable to any Transferred Employees with respect to events occurring after the Closing Date. Purchaser shall be solely responsible for all Liabilities relating to or arising in connection with any termination of employment by Purchaser of any Transferred Employee after the Closing Date. Notwithstanding any contrary provision of this Agreement, Purchaser agrees that it shall pay, or shall reimburse Sellers for the payment of, up to $940,000 in benefits actually paid or payable by Sellers to terminated Business Employees pursuant to the WARN Act. All such payments made by Purchaser shall be deemed an addition to the Purchase Price.

13.8	If a Transferred Employee was a participant in a Company Benefit Plan, the Company Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, vision, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Transferred Employees for all claims incurred prior to the Closing Date under and subject to the generally applicable terms and conditions of such plans. For purposes of this Section 13.8, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, vision, dental and other similar benefits when the services with respect to such claim are rendered.

13.9	One (1) Business Day prior to the Closing Date, to the extent permitted by applicable Law, the Sellers shall furnish Purchaser with true, accurate and complete copies of personnel and employment records for the applicable Transferred Employees.

13.10	The Sellers shall use commercially reasonable efforts to assist and cooperate with the Purchaser in order to effectuate the provisions of this Section 13, as reasonably requested by the Purchaser and at the sole cost and expense of the Purchaser.

13.11	The provisions of this Section 13 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith or any Person other than the parties to this Agreement shall be regarded for any purpose as a third-party beneficiary of the Agreement. Nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose. Nothing in this Section 13 shall be construed to (i) limit the right of the Purchaser or any of its Affiliates to amend or terminate any employee benefit plan, or require the Purchaser or any of its Affiliates to establish or maintain any specific employee benefit plan, (ii) require the Purchaser or any of its Subsidiaries to retain the employment of any particular Transferred Employee for any fixed period of time following the Closing Date, or (iii) create a right in any Transferred Employee to any particular term or condition of employment.

14.	Termination.

14.1	Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Parties.

14.2	Termination by Either Purchaser or Sellers. This Agreement may be terminated at any time prior to the Closing Date by either Purchaser or Sellers if any Governmental Body shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions and either (i) thirty (30) days shall have elapsed from the issuance of such Order and such Order has not been removed or vacated, or (ii) such Order shall have become a Final Order.

14.3	Termination by Sellers. This Agreement may be terminated at any time prior to the Closing Date by Sellers as follows:

(a)	if Sellers are not then in material breach of any provision of this Agreement and there has been a material breach by Purchaser of any of Purchaser’s representations, warranties, covenants or agreements set forth herein, which breach would result in the failure of any condition specified in Section 4.1 to be satisfied at the Closing and which breach Purchaser has failed to cure on or before the earlier of (i) ten (10) days following its receipt of written notice thereof from Sellers or (ii) the Outside Date;

(b)	if any condition precedent of Sellers specified in Section 4.1 shall not have been satisfied or waived and shall have become impossible to satisfy, unless the failure of such condition to have been satisfied was caused primarily by a material breach by Sellers;

(c)	if the Sale Order does not become a Final Order by the Outside Date; or

(d)	if the Closing Date shall not have occurred on or before 5:00 p.m. Eastern Standard time on the Outside Date, but only to the extent the Closing has not occurred as of the Outside Date for reasons other than Sellers’ failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied by a Seller prior to the Closing, including without limitation using all diligent and commercially reasonable efforts to obtain approval of the Sale Order by the dates set forth herein.

14.4	Termination by Purchaser. This Agreement may be terminated at any time prior to the Closing Date by Purchaser as follows:

(a)	if (i) any Seller or any Affiliate of any Seller seeks or otherwise takes material steps in furtherance of, or does not use commercially reasonable efforts to oppose any other Person in seeking, an Order of the Bankruptcy Court dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to a petition for relief under Chapter 7 of the Bankruptcy Code, (ii) any Seller or any Affiliate of any Seller seeks or otherwise takes material steps in furtherance of, or does not use commercially reasonable efforts to oppose any other Person in seeking, the entry of an Order by the Bankruptcy Court appointing a trustee in the Chapter 11 Cases or an examiner with enlarged powers relating to the operation of the Business, (iii) the Bankruptcy Court orders, for any reason, an Order of a type identified in clause (i) or (ii) above or (iv) the Bankruptcy Court enters an order pursuant to section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material Purchased Assets;

(b)	if (i) the Procedures Order is (A) amended, modified or supplemented without the Purchaser’s prior written consent or (B) voided, reversed or vacated or is subject to a stay or (ii) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (A) amended, modified or supplemented in any way without the Purchaser’s prior written consent or (B) voided, reversed or vacated or is subject to a stay; provided, that with respect to a termination of this Agreement pursuant to clause (i)(A) or clause (i)(B) of this Section 14.4(b), Purchaser may exercise such termination right only within ten (10) Business Days of such amendment, modification or supplementation;

(c)	if the Sale Order does not become a Final Order by the Outside Date;

(d)	if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach by Sellers of any of Sellers’ representations, warranties, covenants or agreements, which breach would result in the failure of any condition specified in Section 4.2 to be satisfied at the Closing and, which breach Sellers have failed to cure on or before the earlier of (i) within ten (10) days following its receipt of written notice thereof from Purchaser or (ii) the Outside Date;

(e)	if the Bankruptcy Court enters any Order approving any Alternative Transaction or confirming any chapter 11 plan involving any Alternative Transaction; or

(f)	if the Closing Date shall not have occurred on or before 5:00 p.m. New York time on the Outside Date, but only to the extent the Closing has not occurred as of the Outside Date for reasons other than Purchaser’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied by it prior to the Closing.

14.5	Effect of Termination. In the event of termination by either Party of this Agreement pursuant to this Section 14, written notice thereof shall as promptly as practicable be given to the other Party and thereupon this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by the Parties hereto. Upon termination of this Agreement, (a) except as otherwise provided in this Agreement, this Agreement shall cease to have any force or effect, (b) the Parties shall not have any liability to each other, except for fraud occurring on or before the date of such termination; provided, however, that if this Agreement is terminated by reason of (i) any material breach hereof by the non-terminating Party or (ii) any material non-compliance by the non-terminating Party with its obligations under this Agreement, which non-compliance shall have been the cause of the failure of one or more of the conditions to the terminating Party’s obligations to effect the Contemplated Transactions to have been satisfied, the terminating Party’s right to pursue any available remedies at law will survive such termination unimpaired, and (c) the Parties under this Agreement shall cease to have any further obligations under this Agreement except pursuant to Sections 14.5, 16.1, 16.2, 16.3, 16.4, 16.5, 16.6, 16.7, 16.8, 16.9, 16.11, 16.12, 16.13, 16.14, 16.15, 16.16, 16.17, 16.18, 16.19 and 16.20 (as such obligations are affected by any defined terms contained herein relating thereto), and (d) all filings, applications and other submissions made pursuant to the Contemplated Transactions shall, to the extent practicable, be withdrawn from the government authority or person to which made.

14.6	Notification of Certain Events. Sellers shall give notice to Purchaser promptly upon becoming aware of any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any condition to the obligations of Purchaser to effect the Contemplated Transactions not to be satisfied. If Sellers give Purchaser a notice pursuant to this Section 14.6, then Purchaser shall be permitted to terminate this Agreement pursuant to Section 13.5.

14.7	[Reserved.]

15.	Post-Closing Matters.

15.1	Further Conveyances and Assumptions.

(a)	From time to time following the Closing, Sellers shall make available to Purchaser, at sole cost and expense of Purchaser, such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b)	From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each of the Sellers and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Contemplated Transactions. For the avoidance of all doubt, nothing herein shall require Sellers to execute any document or take any action that would (i) impose or involve obligations or Liabilities on Sellers over and above those imposed on Sellers by the other provisions of this Agreement, (ii) involve any cost or expense (individually or in the aggregate) that is not nominal in amount, or (iii) include joining or otherwise becoming a party to any action or proceeding of any kind.

(c)	At the Closing, to the extent necessary as determined by Sellers in their reasonable discretion, Sellers and Purchaser shall enter into a management agreement in a form to be negotiated prior to Closing that will allow Sellers to continue to operate the Theatres that do not constitute Acquired Theatres in the ordinary course of business or to dispose, sell, or liquidate the assets located there, for the sole purpose of maximizing the value of such assets and minimizing the impact of any liability for WARN Act or other reduction in force statutes.

15.2	Reasonable Access to Records and Certain Personnel. For a period of one (1) year following the Closing, (i) the Purchaser shall permit Sellers’ counsel and other professionals and counsel for any successor to Sellers and their respective professionals (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Purchased Assets or the Business, which access shall include (x) the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such documents and records as they may request in furtherance of the purposes described above, and (y) Purchaser’s copying and delivering to the relevant Permitted Access Parties such documents or records as they may request, but only to the extent such Permitted Access Parties furnish Purchaser with reasonably detailed written descriptions of the materials to be so copied and the applicable Permitted Access Party reimburses the Purchaser for the reasonable costs and expenses thereof, and (ii) Purchaser shall provide the Permitted Access Parties (at no cost to the Permitted Access Parties) with reasonable access during regular business hours to assist Seller and the other Permitted Access Parties in their post-Closing activities (including, without limitation, preparation of tax returns), provided that such access does not unreasonably interfere with the Purchaser’s business operations.

16.	Miscellaneous.

16.1	Attorneys’ Fees. In the event that either Party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, each Party in that action or proceeding shall bear its own attorneys’ fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees).

16.2	Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by any Party to the other shall be deemed effected upon personal delivery in writing, one Business Day after being dispatched by reputable overnight courier (e.g., FedEx), postage prepaid, or in the case of delivery by facsimile, as of the date of facsimile transmission (with answer back confirmation of such transmission) or in the case of delivery by email, as of the date of the email transmission (with read-receipt enabled). Notices shall be addressed as set forth below, but each Party may change his address by written notice in accordance with this Section 16.2.

To Sellers:

iPic-Gold Class Entertainment, LLC
433 Plaza Real, Suite 335
Boca Raton, FL 33432
Attn: General Counsel

With a copy to (which shall not constitute notice):

Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Blvd., 13th Floor
Los Angeles, CA 90067
Attn: Jeffrey N. Pomerantz
Email: jpomerantz@pszjlaw.com
Facsimile: (310) 201-0760

To Purchaser:

iPic Theaters, LLC
c/o The Retirement Systems of Alabama
201 South Union Street
Montgomery, AL 36104
Attn: M. Hunter Harrell
Email: hunter.harrell@rsa-al.gov
Facsimile: (334) 517-7099

With a copy to (which shall not constitute notice):

Burr & Forman LLP
420 North 20th Street, Suite 3400
Birmingham, AL 35203
Attn: Jeff Baker
Email: jbaker@burr.com
Facsimile: (205) 244-5601

16.3	Entire Agreement. This Agreement and the documents to be executed pursuant hereto contain the entire agreement between the Parties relating to the sale of the Business and supersede any prior understandings, agreements or representations (written or oral) by or among the Parties, with respect to the subject matter hereof. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the Party to be charged.

16.4	Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the Parties hereto which expressly indicates the intention to modify, amend or supplement this Agreement.

16.5	Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.

16.6	Captions. All captions, Section titles and headings contained in this Agreement and the Schedules are for convenience of reference only and shall be without substantive meaning or context of any kind whatsoever and shall not be construed to limit or extend the terms or conditions of this Agreement or the Schedules.

16.7	Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege; provided, however, that the Consent of a Party to the Closing shall constitute a waiver by such Party of any condition precedent to the Closing not satisfied as of the Closing.

16.8	Payment of Fees and Expenses. Except as provided in 15.1 above, each Party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the Contemplated Transactions.

16.9	Survival. The respective representations and warranties of Purchaser and Sellers under this Agreement shall lapse and cease to be of any further force or effect effective upon the Closing. Except as provided in the immediately preceding sentence, the covenants and agreements of Sellers and Purchaser herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by the Closing.

16.10	Assignments. This Agreement shall not be assigned by Sellers or Purchaser without the prior written consent of the other(s), provided that Purchaser may assign, in whole or in part, its rights under this Agreement to one or more of its Affiliates or to or for the benefit of, any lender committed to providing financing to Purchaser in connection with the acquisition of the Purchased Assets as collateral, which lender shall be permitted to exercise any or all of such rights to any purchaser, upon foreclosure or other exercise of remedies as to such collateral, provided, further, that Purchaser shall remain liable for all of Purchaser’s obligations under this Agreement after any such assignment.

16.11	Binding Effect. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and permitted assigns of the Parties hereto.

16.12	Applicable Law. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not inconsistent with the Bankruptcy Code, the law of the State of Delaware applicable to contracts made and performed in such State.

16.13	Construction. In the interpretation and construction of this Agreement, the Parties acknowledge that the terms hereof reflect extensive negotiations between the Parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either Party hereto.

16.14	Consent to Jurisdiction. THE PARTIES AGREE THAT THE BANKRUPTCY COURT SHALL BE THE EXCLUSIVE FORUM FOR ENFORCEMENT OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS AND (ONLY FOR THE LIMITED PURPOSE OF SUCH ENFORCEMENT) SUBMIT TO THE JURISDICTION THEREOF; PROVIDED THAT IF THE BANKRUPTCY COURT DETERMINES THAT IT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THEN EACH PARTY (A) AGREES THAT ALL SUCH ACTIONS OR PROCEEDINGS SHALL BE HEARD AND DETERMINED IN A FEDERAL COURT OF THE UNITED STATES SITTING IN THE CITY OF WILMINGTON, DELAWARE, (B) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING, (C) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE VENUE OR JURISDICTION OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT, AND (D) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 16.2 (PROVIDED THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW).

16.15	Counterparts. This Agreement may be signed in counterparts. The Parties further agree that this Agreement may be executed by the exchange of facsimile or electronic pdf signature pages provided that by doing so the Parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

16.16	Non-Recourse. No past, present or future stockholder, member, manager, director, officer, employee, or incorporator of Sellers or Purchaser shall have any liability for any obligation or liability of Sellers or Purchaser, as the case may be, under this Agreement or for any claim, counter-claim, cause of action or demand based on, in respect of, or by reason of, the Contemplated Transactions except for any claim against any individual based on the fraud or gross negligence of such individual in connection with any representations of Sellers or Purchaser hereunder, as the case may be.

16.17	Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

16.18	Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a)	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;

(b)	the headings and captions used in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)	the words “hereof,” “herein” and “hereunder” and works of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)	any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws;

(h)	references to a person are also to its permitted successors and assigns; and

(i)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

16.19	Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights in or in favor of, any person or entity other than the Parties hereto, and their respective permitted assigns.

16.20	Specific Performance. Except as otherwise expressly provided in this Agreement, it is understood and agreed by Purchaser and Sellers that money damages would be an insufficient remedy for any breach of this Agreement by Purchaser or Sellers and as a consequence thereof, after the entry of the Sale Order, each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring Purchaser or any of Sellers to comply promptly with any of its obligations hereunder.

16.21	Expiration of Representations and Warranties. The Parties’ representations and warranties set forth in Section 5 and Section 6 of this Agreement shall terminate and expire, and shall cease to be of any force or effect, following the Closing Date.

17.	Definitions.

In addition to the other terms defined elsewhere in this Agreement, for the purposes of same, the following words and terms shall have the meaning set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined). The exhibits and schedules referenced in this Section 17 and throughout the Agreement are deemed to be part of the Agreement and are incorporated herein by reference.

“Acquired Theater” means those Theaters which are operated at the premises leased pursuant to a Theater Lease identified as a Purchased Contract.

“Adverse Interests” means Encumbrances (other than Permitted Encumbrances), including any Encumbrances arising out of bulk transfer Law, debts and claims (as that term is defined in section 101(5) of the Bankruptcy Code), Liabilities, obligations, costs, expenses, causes of action, demands, guaranties, options, rights, contractual commitments, settlements, injunctions, restrictions, interests, encumbrances, reclamation rights, and similar matters of any kind whatsoever, whether known or unknown, fixed or contingent, or arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by agreement, understanding, law, equity or otherwise, including Successor or Transferee Liability (as such term is defined in the Sale Order).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agreement” shall have the meaning provided for in the preamble.

“Allocation Schedule” shall have the meaning provided for in Section 2.8.

“Alternative Transaction” means any agreement or transaction involving (x)(i) the sale (in a single transaction or a series of transactions) of all or substantially all of the Purchased Assets or (ii) the issuance or sale (in a single transaction or a series of transactions) of all or substantially all of the equity interests, of Sellers or any of their successors, in each case, to any Person other than Purchaser or a designee of Purchaser, or (y) any other transaction, the consummation of which would prevent, impede or delay the consummation with Purchaser of the Contemplated Transactions.

“AMC Claims” means any Claims asserted in, or arising from, that certain action captioned iPic-Gold Class Entertainment, LLC and iPic Texas, LLC v. AMC Entertainment Holdings, Inc., et al., originally pending in the 234th Judicial District Court of Harris County, Texas, Case No. 2015-68745 (Original), 01-17-00805-CV (Appeal).

“Assignment of Intangible Property Assets” shall have the meaning provided for in Section 3.2(c).

“Assignment of Other Contracts” shall have the meaning provided for in Section 3.2(b).

“Assignments of Theater Leases” shall have the meaning provided for in Section 3.2(a).

“Assumed Liabilities” shall have the meaning provided for in Section 2.3.

“Assumption of Liabilities” shall have the meaning provided for in Section 3.3(h).

“Avoidance Actions” means all preference or avoidance claims and actions of the Sellers, including, without limitation, any such claims and actions arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code and any other affirmative Claim (as defined herein) of the Sellers against third parties, including, without limitation, any Claims arising under non-bankruptcy law.

“Bankruptcy Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code, whether arising before or after the Petition Date.

“Bankruptcy Code” shall have the meaning provided for in Recital B.

“Bankruptcy Court” shall have the meaning provided for in Recital B.

“Bill of Sale” shall have the meaning provided for in Section 3.2(e).

“Business” shall have the meaning provided for in Recital A.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which banks in the State of Florida, State of New York or Mexico City, Mexico are closed.

“Business Employees” means those current employees of the Sellers or their Affiliates whose services primarily relate to the Business.

“Business Permit” means any business permit, license, certificate of occupancy, registration, certificate of public convenience and necessity, approval, easement, authorization or operating right owned, used, held or maintained by any Seller or issued or granted by any Governmental Body having jurisdiction over the Business, including, without limitation, any environmental permit.

“Cash on Premises” shall mean petty cash of Sellers physically located at any Acquired Theater, other than Excluded Cash on Premises.

“Casualty Election Notice” shall have the meaning provided for in Section 3.5(b).

“Casualty Estimate” shall have the meaning provided for in Section 3.5(b).

“Chapter 11 Cases” shall have the meaning provided for in Recital B.

“Claim” means a claim, cause of action, right of recovery, right of set-off, and right of recoupment of every kind and nature including but not limited to prepayments, warranties, guarantees, refunds and reimbursements.

“Closing” shall have the meaning provided for in Section 3.1.

“Closing Date” shall have the meaning provided for in Section 3.1.

“COBRA” shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall have the meaning provided for in Section 5.10(a).

“Compliance with Laws” shall have the meaning provided for in Section 3.5(b).

“Consent” means any consent, approval, authorization, affirmative vote, waiver, agreement or license by, or report or notice to, any Person.

“Contemplated Transactions” shall have the meaning provided for in Recital C.

“Contract” means any executory contract or unexpired lease within the meaning of the Bankruptcy Code.

“Copyright” means all copyrightable works, and all United States and foreign registered copyrights and applications, registrations and renewals therefor, and any past, present or future claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing.

“Corporate Employee” means the Business Employees set forth on Schedule 17 hereto (each, a “Corporate Employee“).

“Credit Amount” shall have the meaning provided for in Section 2.1(a).

“Credit Facility” means the prepetition Second Amended and Restated Master Loan and Security Agreement, dated as of February 1, 2018, by and among iPIC-Gold Class, as borrower, certain subsidiaries of the borrower, and each of the Employees’ Retirement System of Alabama and the Teachers’ Retirement System of Alabama, as such agreement may be amended, restated or otherwise modified from time to time.

“Cure Costs” means the amount required to be paid as a cure amount under Section 365 of the Bankruptcy Code so that Sellers may sell, assume and assign any Purchased Contract to Purchaser.

“Damaged Theater” shall have the meaning provided for in Section 3.5(b).

“Designated Contracts” means those Theater Leases and Other Contracts that have been designated by Purchaser for assumption and assignment to Purchaser by Sellers pursuant to Section 1.3 and Section 2.7(b) with respect to which no notice has been delivered and filed with the Bankruptcy Court. For the avoidance of doubt, “Designated Contracts” shall not include any Theater Lease or other Executory Contract that is excluded pursuant to Section 1.2.

“Development Opportunities” shall have the meaning provided in Section 1.1(k).

“DIP Facility” shall have the meaning provided in the DIP Order.

“DIP Order” shall have the meaning provided in the Recital D.

“Domain Name” means the internet domain names owned by Sellers, and all registrations, applications and renewals related to the foregoing.

“Effective Date” shall have the meaning provided for in the preamble.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other benefit or compensation plan, program, agreement or arrangement.

“Encumbrance” means any claim, lien, pledge, option, interest, charge, easement, Tax lien or assessment, security interest, put, call, right of first refusal, right of first offer, deed of trust, mortgage, hypothecation, contractual restriction, servitude, right-of-way, easement, encroachment, building or use restriction, conditional sales agreement, installment contract, finance lease involving substantially the same effect, security agreement, encumbrance or other right of third parties of any sort whatsoever, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, over any property, of any type, including real property, tangible property and intangible property including any “Lien” as defined in the Bankruptcy Code.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means, as in effect on the Closing Date, all federal, state, and local Laws concerning pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

“ERISA Affiliate” means, with respect to any Seller, each corporation, trade or business that is, along with such Seller, part of the controlled group of corporations, trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” shall have the meaning provided for in Section 1.2.

“Excluded Contract” means any Sellers’ Contract that is not a Purchased Contract.

“Excluded Liability” shall have the meaning provided for in Section 2.4.

“Excluded Cash on Premises” means collectively any petty cash of Sellers solely to the extent located on any premises or at any location that is not an Acquired Theater.

“Excluded Taxes” mean any Liability or asset involving (i) Taxes or Tax refunds or credits of or relating to the Business, Purchased Assets or the Assumed Liabilities for any period of time (or portion thereof) ending on or prior to the Closing Date, (ii) Taxes or Tax refunds or credits of any Seller or any Subsidiary or other Affiliate of any Seller for any period, including as a result of being a member of a consolidated group, as a transferee or successor, by Law or otherwise, and (iii) payments required to be made, or refunds or credits to be applied, after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether written or not) to which the Sellers (including their Affiliates), Business or the Purchased Assets were obligated, or were a party, on or prior to the Closing Date.

“Film Distribution Contract” means any Contract or other agreement between the Sellers and a third party for the distribution of films.

“Final Order” means an Order of the Bankruptcy Court that has not been vacated, reversed, modified, amended, or stayed, and for which the time to further appeal or seek review or rehearing has expired with no appeal, review or rehearing having been filed or sought.

“Furniture and Equipment” means all furniture, fixtures, equipment and other personal property assets of the Sellers, wherever located, including all Leasehold Improvements, projection equipment, screens, theater seating, sound systems, speakers, acoustical panels, counters, cash registers, hoods, washers, disposal systems, service and concession equipment, ovens, grills, friers, refrigeration units, artwork, racks, stands, displays, counters, desks, chairs, tables, dispensers, and other furniture and furnishings, hardware, tools, small ware, computers, copiers, fax machines, telephone lines and numbers, and other telecommunication equipment, and miscellaneous office, store supplies, vehicles, machinery and all other items of tangible personal property. As used herein, the Furniture and Equipment does not include any tangible property held by the Sellers pursuant to a Contract where the underlying Contract relating to such property is not a Purchased Contract.

“GAAP” means generally accepted accounting principles in the United States as set forth in accounting rules and standards promulgated by the Financial Accounting Standards Board or any organization succeeding to any of its principal functions.

“Gift Certificates” means any gift certificates, gift cards, or food/beverage credits in respect of the Business that are issued by a Seller and required to be honored by Sellers in the ordinary course of the Business.

“Good Funds” has the meaning set forth in Section 2.1(b).

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Inactive Business Employee” means a Business Employee who is not actively at work as of the Closing Date due to workers compensation, short term disability, long-term disability or any other approved continuous leave of absence (excluding paid-time off or other intermittent leave).

“Indebtedness” means, without duplication: (a) obligations of the Business for borrowed money, whether current, short-term or long-term, or secured or unsecured; (b) obligations of the Business evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of the Business under leases required to be capitalized under GAAP (other than any Purchased Contracts that are capitalized leases); (d) obligations secured by an Encumbrance existing on any property or asset owned by the Business; (e) reimbursement or other obligations of the Business relating to any amounts called or drawn under or against any performance bonds, letters of credit, bankers’ acceptances, surety or other bonds or similar instruments and similar facilities issued for the account of the Business; (f) obligations of the Business in respect of the deferred portion or installments of purchase price (including earn-out obligations) in connection with the acquisition of any business, assets, property or services; (g) obligations of the Business in respect of dividends or distributions declared but not paid; (h) accrued severance and the employer-paid portions of applicable federal, state or local payroll or employment Taxes associated therewith; (i) overdrafts; (j) any interest expense accrued but unpaid on or relating to any of the above indebtedness; (k) any legal, administrative or similar expense relating to any of the above indebtedness; or (l) any make-wholes, prepayment penalties and premiums, breakage costs and other related fees, costs or liabilities payable relating to any of the above indebtedness assuming discharge thereof at Closing.

“Purchase Price” shall have the meaning provided for in Section 2.1.

“Insurance Policies” shall have the meaning provided for in Section 5.15.

“Intangible Property Assets” means any Intellectual Property Assets or Other Intangible Property Assets owned, purported to be owned, or held by the Sellers. As used in this Agreement, Intangible Property Assets shall in all events exclude: (i) any materials containing information about employees (other than Transferred Employees), to the extent such disclosure is prohibited under applicable law, and (ii) any software or other item of intangible property held by the Sellers pursuant to a license or other Contract where Purchaser does not assume the underlying Contract relating to such intangible personal property at the Closing.

“Intellectual Property Assets” means all intellectual property or other proprietary rights of Sellers of every kind throughout the world, both domestic and foreign, which, in each case, are related to the Business, including, without limitation, the name “iPic” and all forms of usage thereof or rights of use therein, all inventions and improvements thereon, Patents, Trademarks, Trademark Rights, Copyrights, Domain Names, Technology, Recipes and trade secrets.

“Inventory” means all food, all supplies, goods, finished goods, materials, raw materials, work in process, perishable inventory and stock in trade owned by any Seller, whether or not prepaid, and wherever located, held or owned, including all fresh and frozen foodstuffs, alcoholic beverages, non-alcoholic beverages, disposable paper goods (such as napkins and paper towels), soaps and detergents, condiments, retail merchandise, replacement and spare parts and fuels and other similar items owned and held by Sellers or used in connection with the Business wherever located.

“Large Party Deposit” means any cash deposit, prepayment, down-payment, or reservation fee made to the Sellers in connection with a Large Party Reservation which cash deposit, Large Party Reservation date and other details are described on Schedule 17 hereto.

“Large Party Reservation” means a reservation for space, food, beverage, and associated service for any party larger than 12 people at any Acquired Theater made with the payment of a Large Party Deposit at any time before the Closing Date and scheduled for a date and time after the Closing Date including, for example, a large family party or gathering, a corporate party or function, or a similar group function planned in advance.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, judgment, decree, writ, injunction or other requirement or rule of law of any Governmental Body.

“Leasehold Improvements” means any leasehold improvements or appurtenances to such improvements (including, without limitation, buildings, structures, storage areas, driveways, walkways, planters, landscaping and parking areas).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, notice requirement, guideline, Order, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, loss, Tax, damage, deficiency, assessment, responsibility, guaranty or endorsement of any type whatsoever, whether accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or unasserted, due or to become due, determined or determinable, choate or inchoate, secured or unsecured.

“Liquor License” means all liquor licenses (including, without limitation, beer and wine licenses) held or used by a Seller in connection with the Business.

“Liquor License Approvals” shall have the meaning provided for in Section 8.1.

“Management Agreement” means the agreement substantially in the form attached as Exhibit “E.”

“Non-Corporate Employee” means a Business Employee who is not a Corporate Employee.

“Order” means any judgment, decision, consent decree, writ, injunction, decree, stipulation, determination, award, ruling or order of any Governmental Body that is binding on any Person or its property under applicable law.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Body in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Contract” means any Sellers’ Contract, other than the Theater Leases, to which any Seller is a party, or by which any Seller is bound, that relates to the Business and all outstanding purchase orders relating to the Business.

“Other Intangible Property Assets” means all intangible personal property (other than the Intellectual Property Assets) owned or held by Sellers, including, without limitation, (A) the books, records, files, invoices, documents and work papers pertaining to the Business; (B) proprietary information relating to the Business, including but not limited to catalogues, customer lists, supplier lists and mailing lists and other customer data bases, correspondence with present or prospective customers and suppliers, advertising materials, production data, customer complaints and inquiry files, marketing plans, creative materials, studies, data, reports, software programs, and telephone numbers identified with the Business; and (C) all goodwill of the Business (including all goodwill associated with the Intellectual Property Assets).

“Outside Date” means November 15, 2019.

“Parties” shall have the meaning provided for in the preamble.

“Patent” means the patents and patent applications owned by the Sellers in any jurisdiction, including, any continuations, divisionals, continuations in part, or reissues of patent applications and patents issuing thereon and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Permitted Access Parties” shall have the meaning provided for in Section 15.2.

“Permitted Encumbrances” means each of the following Encumbrances: (i) Encumbrances for Taxes (a) not yet due and payable as of the Closing Date or (b) being contested in good faith in appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (ii) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto to the extent constituting a Purchased Contract; (iii) any survey defects, existing easements, covenants, conditions, rights-of-way, restrictions and other encumbrances (other than monetary liens) and matters currently of record affecting title to the real property which, taken individually or as a whole, do not or would not impair the value, ownership, use or operations of such properties or assets for the purposes for which it is currently used in connection with the Business; and (iv) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property assets or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business thereon.

“Person” means an individual, Entity or Governmental Body.

“Petition Date” means August 5, 2019.

“Pre-Petition Credit Facility” means the prepetition indebtedness of the Sellers evidenced and secured by the Pre-Petition Loan Documents.

“Pre-Petition Credit Parties” shall have the meaning provided in the DIP Order.

“Pre-Petition Loan Documents” shall have the meaning provided in the DIP Order.

“Previously Omitted Contract” shall have the meaning provided for in Section 2.7(b)

“Previously Omitted Contract Designation” shall have the meaning provided for in Section 2.7(b)(i)

“Previously Omitted Contract Motion” shall have the meaning provided for in Section 2.7(b)(ii)

“Procedures Order” shall have the meaning provided for in Section 9.28.

“Purchase Price” shall have the meaning provided for in Section 2.1.

“Purchased Assets” shall have the meaning provided for in Section 1.1.

“Purchased Contract” shall have the meaning provided for in Section 1.1(f).

“Purchaser” shall have the meaning provided for in the preamble.

“Purchaser Guarantor” shall have the meaning provided for in the preamble.

“Receivables” shall have the meaning provided for in Section 1.1(i).

“Recipes” means all of Sellers’ recipes, methods, procedures, cooking/ preparation/mixing publications, guidelines, or standards, knowhow, ingredient lists, menus, price lists, nutritional, health, or dietary information, publications, or disclosures, and promotional or informational materials, in each case whether related to food, beverages (whether alcoholic or non-alcoholic), or otherwise (in each case, written or oral or in any other form whatsoever).

“Sale Motion” means a motion or motions served and filed by the Sellers in the Chapter 11 Cases requesting that the Bankruptcy Court schedule a hearing for entry of the Sale Order.

“Sale Order” shall have the meaning provided for in Section 9.1.

“Sellers” shall have the meaning provided for in the preamble.

“Sellers’ Contract” means any Contract (a) to which any of the Sellers is a party or by which any of the Sellers is bound and (b) that is related to the Business.

“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Hamid Hashemi, Paul Safran, and Andre Loehrer, and the knowledge that each such person would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question.

“Standard Exceptions to Enforceability” means any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

“Subsidiary” means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly by such Person and (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capitalization or total income of such partnership or limited liability company.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, ad valorem, escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs, formulae, software, algorithms, procedures, methods, techniques, know how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Theaters” shall have the meaning provided for in the Recitals.

“Theater Casualty Event” shall have the meaning provided for in Section 3.5(b).

“Theater Leases” means, individually and in the aggregate, any real property lease set forth on Schedule 1.1(f) (as may be amended, modified, or supplemented from time to time in accordance with the terms hereto) to which any of the Sellers is a party and under which a Theater is the leased premises, together with all rights and interests of the Sellers relating thereto, whether held directly by the Sellers or indirectly through an agent or nominee (including but not limited to all security deposits, purchase options, renewal options, rights of first refusal, reconveyance rights and expansion rights, if any, fixtures, systems, equipment and items of personal property of the Sellers attached or appurtenant thereto, all buildings and improvements thereon or forming a part thereof and all easements, licenses, rights and appurtenances thereto and associated with such Theater Lease).

“Trademark Rights” means all common law rights in any jurisdiction in any trade names, corporate names, logos, slogans, designs, trade dress, and unregistered trademarks and service marks owned by Sellers, together with all translations, adaptations, derivations and combinations thereof, and the goodwill associated with any of the foregoing.

“Trademarks” means all trademark registrations and applications, in any jurisdiction, for trademark registration owned by Sellers, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, and any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Transferred Employee” shall have the meaning provided for in Section 13.1.

“Unencumbered Property” shall have the meaning provided in the DIP Order.

“Utilities” shall have the meaning provided for in Section 2.6.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder, or any formulation of similar rights arising under applicable state law.

[SIGNATURE PAGES FOLLOW;
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement as of the day and year first above written.

PURCHASER:

iPic Theaters, LLC,
a Delaware limited liability company

By:	/s/ M. Hunter Harrell
Name:	M. Hunter Harrell
Its:	Manager

SELLERS:

iPic-Gold Class Entertainment, LLC,
a Delaware limited liability company

By:	/s/ Paul Safran
Name:	Paul Safran
Its:	Senior Vice President and General Counsel

iPic Gold Class Holdings LLC,
a Delaware limited liability company

By:	/s/ Paul Safran
Name:	Paul Safran
Its:	Senior Vice President and General Counsel

iPic Media LLC, a Florida limited liability company

By:	/s/ Paul Safran
Name:	Paul Safran
Its:	Senior Vice President and General Counsel

Delray Beach Holdings, LLC,
a Florida limited liability company

By:	/s/ Paul Safran
Name:	Paul Safran
Its:	Senior Vice President and General Counsel

iPic Texas, LLC,
a Texas limited liability company

By:	/s/ Paul Safran
Name:	Paul Safran
Its:	Senior Vice President and General Counsel

SCHEDULES

Exhibit “A”

ASSIGNMENT AND ASSUMPTION OF THEATER LEASE

This Assignment and Assumption of Theater Lease (this “Assignment”) made and entered into as of ______________, 2019 by and between [Insert name of applicable Seller], each of the foregoing being a chapter 11 debtor and debtor in possession under jointly administered Case No. 19-11739 (LSS) in the Bankruptcy Court (the “Assignor”) and ____________________, a __________________ (the “Assignee”).

Assignors and Assignee acknowledge that:

A. Assignor is the tenant(s) of certain real property premises located at _________________________ (the “Theater”) under that certain real property lease dated ______________________ between such Assignor, as lessee, and ___________________________, as lessor (the “Landlord”), as amended _____________ (as so amended, the “Lease”).

B. Assignor and various Affiliates of Assignor, as Sellers, and Assignee, as Purchaser, have heretofore entered into that certain Asset Purchase Agreement dated _______, 2019 (the “Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assignment shall have the same meanings as capitalized terms used in the Purchase Agreement.

C. Concurrently with the mutual execution and delivery of this Assignment, Assignors and Assignee are consummating the Contemplated Transactions. Assignor and Assignee are executing and delivering this Assignment in satisfaction of certain obligations of Assignor and Purchaser pursuant to Sections 3.2 and 3.3 of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Assignor and Assignee hereby acknowledge, and intending to be legally bound hereby, Assignors and Assignee hereby agree as follows:

1. Assignment. Assignor hereby sells, assigns and transfers to Assignee, all interest of Assignors, as tenant(s), in and to the Theater and the Lease, a copy of which Lease is attached hereto as Exhibit “A.” Assignor makes no representations and warranties of any kind whatsoever with respect to the Lease.

2. Assumption. Assignee hereby accepts the foregoing assignment of the Lease, and does hereby assume the duties and obligations of tenant under the Lease, thereunder accruing from and after the Effective Date, and does hereby agree to be bound by and to perform or cause to be performed, as a direct obligation to Landlord, each and all of the terms, conditions, covenants and provisions to be done, kept and performed under such Lease accruing from and after the Effective Date, to the same extent as if Assignee had been an original party thereto.

3. Assignee’s Indemnification. Assignee shall indemnify, defend (with counsel reasonably satisfactory to Assignors) and hold Assignors free, clear and harmless from and against any and all claims, demands, suits, causes of actions, penalties, liabilities, costs, fees and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees and costs for the performance or nonperformance of Assignee’s obligations under the Lease, which accrued from and after the Effective Date.

4. Attorneys’ Fees. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Assignment, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party therein all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees through all levels of appeal) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

5. Amendments. This Assignment may only be amended by a writing signed by both Assignor and Assignee.

6. Delivery Pursuant to Purchase Agreement. Notwithstanding anything to the contrary herein, Assignor and Assignee are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the exclusions set forth in Section 1.2 of the Purchase Agreement, and the acknowledgement and disclaimer set forth in Section 7 thereof).

7. Governing Law. This Assignment shall be governed by and construed and enforced in accordance with the laws of Delaware, without giving effect to the conflicts of laws provisions thereof.

8. Counterparts. This Assignment may be executed in separate counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall be deemed one original document.

9. Execution in Counterparts. This Assignment may be executed in counterparts and delivered by the delivery of facsimile signatures; provided, however, that if the parties exchange facsimile signatures, each of them agrees to provide the other with a copy of this Assignment bearing their original signature as soon thereafter as possible.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:

________________________, a

________________________,
Chapter 11 Debtor and Debtor in Possession

By:
Name:
Its:

ASSIGNEE:

________________________,

a ________________________,

By:
Name:
Its:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF THEATER LEASE]

Exhibit “B”

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

This Assignment and Assumption of Leases and Contracts (this “Assignment”) is entered into as of ___________, 2019, by and among ________________________, a ________________________ and ________________________, a _________________________, each of the foregoing being a chapter 11 debtor and debtor in possession under jointly administered Case No. 19-11739 (LSS) in the Bankruptcy Court (collectively, the “Assignors”), and ________________________, a _____________ (the “Assignee”).

Assignors and Assignee acknowledge that:

D. Assignors, as Sellers, and Assignee, as Purchaser, have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assignment shall have the same meanings as capitalized terms used in the Purchase Agreement.

E. Concurrently with the mutual execution and delivery of this Assignment, Assignors and Assignee are consummating the Contemplated Transactions. Assignors and Assignee are executing and delivering this Assignment in satisfaction of certain obligations pursuant to Sections 3.2 and 3.3 of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Assignors and Assignee hereby acknowledge, Assignors and Assignee hereby agree as follows:

1. Assignment. Effective as of the Closing Date, each of the Assignors hereby assigns to Assignee all of its respective right, title and interest in and to the those of the Purchased Contracts described on Schedule 1 attached hereto and incorporated herein by this reference (collectively, the “Assigned Contracts”).

2. Assumption. Effective as of the Closing Date, Assignee hereby accepts the foregoing assignment and assumes and agrees to be bound by the terms and provisions of the Assigned Contracts and to perform all of Assignors’ obligations thereunder to be performed from and after the Closing Date as though Assignee had been the original contracting party thereunder.

3. Amendments. This Assignment may only be amended by a writing signed by both Assignors and Assignee.

4. Execution in Counterparts. This Assignment may be executed in counterparts and delivered by the delivery of facsimile signatures; provided, however, that if the Parties exchange facsimile or electronic pdf signatures, each of them agrees to provide the other with a copy of this Assignment bearing their original signature promptly thereafter.

5. Delivery Pursuant to Purchase Agreement. Notwithstanding anything to the contrary herein, Assignors and Assignee are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 of the Purchase Agreement).

6. Governing Law. This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the day and year first set forth above.

ASSIGNOR:

________________________, a

________________________, and
Debtor and Debtor in Possession

By:
Name:
Its:

________________________, a

________________________, and
Debtor and Debtor in Possession

By:
Name:
Its:

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

________________________,

a ________________________,

By:
Name:
Its:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS]

Exhibit “C”

ASSIGNMENT OF INTANGIBLE PROPERTY

________________________, a _________________________ and ___________________ _____________, a _________________________, each of the foregoing being a chapter 11 debtor and debtor in possession under jointly administered Case No. 19-11739 (LSS) in the Bankruptcy Court (collectively, the “Assignors”) are executing this Assignment of Intangible Property Assets (this “Assignment”) in favor of _____________________ (the “Assignee”), with respect to the following facts and circumstances:

F. Assignors and Assignee have heretofore entered into that certain Asset Purchase Agreement dated as of [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Purchase Agreement.

G. Concurrently with the execution and delivery of this Assignment, Assignors and Assignee are consummating the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, Assignors are required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which Assignors hereby expressly acknowledge, each of the Assignors hereby assigns, conveys, transfers, delivers and sets over unto Assignee, all of its respective right, title and interest, if any, in and to all Intangible Property Assets.

This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of Assignors and Assignee.

Notwithstanding anything to the contrary herein, Assignors are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 of the Purchase Agreement).

This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Assignors and Assignee have executed this Assignment as of the ___ day of _______________, 2019.

ASSIGNORS:

________________________, a

________________________, and
Debtor and Debtor in Possession

By:
Name:
Its:

________________________, a

________________________, and
Debtor and Debtor in Possession

By:
Name:
Its:

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

ASSIGNEE:

________________________,

a ________________________,

By:
Name:
Its:

[SIGNATURE PAGE TO ASSIGNMENT OF INTANGIBLE PROPERTY]

Exhibit “D”

BILL OF SALE AND ASSIGNMENT

Reference is hereby made to that certain Asset Purchase Agreement, dated __________, 2019 (the “Purchase Agreement”), by and among ________________________, a ________________________ and ________________________, a ______________________, each of the foregoing being a chapter 11 debtor and debtor in possession under jointly administered Case No. 19-11739 (LSS) in the Bankruptcy Court (collectively, the “Sellers”) and ___________________, a ____________________ (the “Purchaser”). Except for terms specifically defined in this Bill of Sale and Assignment, all capitalized terms used in herein shall have the same meanings as such terms have when utilized in the Purchase Agreement.

For good and valuable consideration, the receipt and sufficiency of which Sellers hereby expressly acknowledge, each of the Sellers hereby sells, transfers, assigns and delivers to Purchaser all of its respective right, title and interest in and to the Purchased Assets.

Notwithstanding anything to the contrary herein, Sellers are executing and delivering this Bill of Sale and Assignment in accordance with and subject to all of the terms and provisions of the Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 of the Purchase Agreement).

IN WITNESS WHEREOF, Sellers have caused this Bill of Sale and Assignment to be executed as of the ____ day of _______________, 2019.

SELLERS:

________________________, a

________________________, and
Debtor and Debtor in Possession

By:
Name:
Its:

________________________, a

________________________, and
Debtor and Debtor in Possession

By:
Name:
Its:

[INSERT SIGNATURE BLOCKS FOR ALL APPLICABLE ASSIGNORS]

[SIGNATURE PAGE TO BILL OF SALE AND ASSIGNMENT]

EXHIBIT “E”

Form of Management Agreement

Exhibit “F”

ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption”) is entered into as of this ____ day of [____], 2019, by ______________________, a _________________ (the “Purchaser”) in favor of ________________________, a _________________________ and ________________________, a _________________________, each of the foregoing (other than Purchaser) being a chapter 11 debtor and debtor in possession under jointly administered Case No. 19-11739 (LSS) in the Bankruptcy Court (the “Sellers”). This Assumption is entered into with respect to the following facts and circumstances:

H. Sellers and Purchaser have heretofore entered into that certain Asset Purchase Agreement dated [___________], 2019 (the “Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assumption shall have the same meanings as capitalized terms used in the Purchase Agreement.

I. Concurrently with the execution and delivery of this Assumption, Purchaser and Sellers are consummating the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Purchaser hereby acknowledges, Purchaser hereby agrees as follows:

7. Assumption. Effective as of the Closing Date, Purchaser hereby assumes and agrees to perform all of the Assumed Liabilities in accordance with their terms as expressed in the Purchase Agreement.

8. Amendments. This Assumption may only be amended by a writing signed by both Purchaser and Sellers.

9. Governing Law. This Assumption shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

10. Execution in Counterparts. This Assumption may be executed in counterparts and delivered by the delivery of facsimile signatures; provided, however, that if the Parties exchange facsimile or electronic pdf signatures, each of them agrees to provide the other with a copy of this Assumption bearing their original signature promptly thereafter.

IN WITNESS WHEREOF, Purchaser has executed this Assumption Agreement as of the day and year first set forth above.

PURCHASER:

________________________,

a ________________________,

By:
Name:
Its:

[signature page to assumption agreement]

Exhibit “G”

Form of Sale Order

[Intentionally Omitted]